================================================================================





                         $35,000,000.00 CREDIT AGREEMENT


                                     AMONG


                             PICTURETEL CORPORATION

                                       AND

                            THE CHASE MANHATTAN BANK
                                    AS AGENT,

                                       AND

                  CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)
                             AS DOCUMENTATION AGENT,

                                       AND

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO




                              DATED: JUNE 15, 1999





================================================================================

                               TABLE OF CONTENTS

                                                                           Page

 SECTION 1. DEFINITIONS                                                       1

    1.1  Certain Defined Terms ............................................   1
    1.2  Other Interpretive Provisions ....................................  17
    1.3  Accounting Principles ............................................  18

 SECTION 2. REVOLVING LOANS AND LETTERS OF CREDITS                           18

    2.1  Revolving Loans ..................................................  18
    2.2  Loan Accounts; Notes .............................................  18
    2.3  Procedure for Borrowing ..........................................  19
    2.4  Conversion and Continuation Elections ............................  20
    2.5  Letter of Credit Facility ........................................  21
    2.6  Voluntary Termination or Reduction of Commitments ................  26
    2.7  Optional Prepayments .............................................  26
    2.8  Repayment ........................................................  26
    2.9  Interest .........................................................  27
    2.10 Fees .............................................................  27
    2.11 Computation of Fees and Interest .................................  28
    2.12 Payments by the Company ..........................................  28
    2.13 Payments by the Lenders to the Agent .............................  29
    2.14 Sharing of Payments, Etc .........................................  29
    2.15 Security for Obligations .........................................  30
    2.16 Appointment of Agent for Borrowers ...............................  30
    2.17 ACH and Fx Facilities ............................................  30

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY                            31

    3.1  Taxes ............................................................  31
    3.2  Illegality .......................................................  32
    3.3  Increased Costs and Reduction of Return ..........................  33
    3.4  Funding Losses ...................................................  33
    3.5  Inability to Determine Rates .....................................  34
    3.6  Reserves on Eurocurrency Loans ...................................  34
    3.7  Certificates of Lenders ..........................................  34
    3.8  Judgment Currency ................................................  35
    3.9  Survival .........................................................  35

SECTION 4. CONDITIONS PRECEDENT                                              35

    4.1  Conditions of Initial Loans and Letters of Credit ................  35
    4.2  Conditions to All Borrowings and Letters of Credit ...............  37

SECTION 5. REPRESENTATIONS AND WARRANTIES                                    38

    5.1  Corporate Existence and Power ....................................  38

   5.2 Corporate Authorization; No Contravention .........................   38
   5.3 Governmental Authorization ........................................   39
   5.4 Binding Effect ....................................................   39
   5.5 Litigation ........................................................   39
   5.6 No Default ........................................................   39
   5.7 ERISA Compliance ..................................................   39
   5.8 Use of Proceeds; Margin Regulations ...............................   40
   5.9 Title to Properties ...............................................   40
   5.10 Taxes ............................................................   40
   5.11 Financial Condition ..............................................   41
   5.12 Environmental Matters ............................................   41
   5.13 Regulated Entities ...............................................   41
   5.14 No Burdensome Restrictions .......................................   41
   5.15 Copyrights, Patents, Trademarks and Licenses, etc ................   41
   5.16 Subsidiaries .....................................................   42
   5.17 Insurance ........................................................   42
   5.18 Interdependent Businesses and Operations .........................   42
   5.19 Year 2000 ........................................................   42
   5.20 Solvency .........................................................   42
   5.21 Full Disclosure ..................................................   43

SECTION 6. AFFIRMATIVE COVENANTS                                             43

   6.1 Financial Statements ..............................................   43
   6.2 Certificates; Other Information ...................................   44
   6.3 Notices ...........................................................   44
   6.4 Preservation of Corporate Existence, Etc ..........................   45
   6.5 Maintenance of Property ...........................................   45
   6.6 Insurance .........................................................   45
   6.7 Payment of Obligations ............................................   46
   6.8 Compliance with Laws ..............................................   46
   6.9 Compliance with ERISA .............................................   46
   6.10 Inspection of Property and Books and Records .....................   46
   6.11 Environmental Laws ...............................................   47
   6.12 Use of Proceeds ..................................................   47
   6.13 Maintenance of Accounts ..........................................   47

SECTION 7. NEGATIVE COVENANTS                                                47

   7.1 Limitation on Liens ...............................................   47
   7.2 Disposition of Assets .............................................   49
   7.3 Consolidations and Mergers ........................................   49
   7.4 Loans and Investments .............................................   49
   7.5 Limitation on Indebtedness ........................................   50
   7.6 Transactions with Affiliates ......................................   50
   7.7 Use of Proceeds ...................................................   51
   7.8 Contingent Obligations ............................................   51

    7.9  Joint Ventures ..................................................   51
    7.10 Lease Obligations ...............................................   51
    7.l1 Restricted Payments .............................................   52
    7.12 ERISA ...........................................................   52
    7.13 Change in Business ..............................................   52
    7.14 SWAP Transactions or Hedging Agreements .........................   52
    7.15 Negative Pledges ................................................   52
    7.16 Financial Covenants .............................................   53
    7.17 Accounting Changes ..............................................   53

SECTION 8. EVENTS OF DEFAULT                                                 53

    8.1  Event of Default ................................................   53
    8.2  Remedies ........................................................   55
    8.3  Rights Not Exclusive ............................................   56

SECTION 9. THE AGENT                                                         56

    9.1  Appointment and Authorization ...................................   56
    9.2  Delegation of Duties ............................................   56
    9.3  Liability of Agent ..............................................   56
    9.4  Reliance by Agent ...............................................   57
    9.5  Notice of Default ...............................................   57
    9.6  Credit Decision .................................................   58
    9.7  Indemnification of Agent ........................................   58
    9.8  Agent in Individual Capacity ....................................   58
    9.9  Successor Agent .................................................   59
    9.10 Withholding Tax .................................................   59

SECTION 10. MISCELLANEOUS                                                    61

    10.1  Amendments and Waivers .........................................   61
    10.2  Notices ........................................................   61
    10.3  No Waiver; Cumulative Remedies .................................   62
    10.4  Costs and Expenses .............................................   62
    10.5  Company Indemnification ........................................   63
    10.6  Payments Set Aside .............................................   63
    10.7  Successors and Assigns .........................................   63
    10.8  Assignments, Participations, etc ...............................   64
    10.9  Confidentiality ................................................   65
    10.10 Set-off ........................................................   66
    10.11 Automatic Debits ...............................................   66
    10.12 Notification of Addresses, Lending Offices, Etc ................   66
    10.13 Counterparts ...................................................   66
    10.14 Severability ...................................................   66
    10.15 No Third Parties Benefited .....................................   67
    10.16 Joint and Several Liability ....................................   67
    10.17 Suretyship Waivers and Consents ................................   67

    10.18 Contribution Agreement .........................................   69
    10.19 Governing Law and Jurisdiction .................................   70
    10.20 Appointment of Company as Agent for Service of Process .........   70
    10.20 Appointment of Company as Agent for Service of Process .........   70
    10.21 WAIVER OF JURY TRIAL ...........................................   70
    10.22 Entire Agreement ...............................................   71

SCHEDULE 2.1 COMMITMENTS AND PRO RATA SHARES                                  1

SCHEDULE 10.2 EUROCURRENCY AND DOMESTIC LENDING OFFICES, ADDRESSES
FOR NOTICES                                                                   1

EXHIBIT A NOTICE OF BORROWING                                                 1

EXHIBIT B NOTICE OF CONVERSION/CONTINUATION                                   1

EXHIBIT C COMPLIANCE CERTIFICATE                                              1

EXHIBIT D [FORM OF] OPINION OF BORROWER'S COUNSEL                             1

EXHIBIT E [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT                       1

SCHEDULE 1 NOTICE OF ASSIGNMENT AND ACCEPTANCE                                1

EXHIBIT F [FORM OF] REVOLVING LOAN PROMISSORY NOTE                            1

                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of June 15, 1999, among PictureTel Corporation, a Delaware corporation (the "Company"), each of the Subsidiaries of the Company joining from time to time with the Company as a "Borrower" hereunder (the "Subsidiary Borrowers" and collectively with the Company, the "Borrowers"), the several financial institutions from time to time party to this Agreement (collectively, the "Lenders"; individually, a "Lender"), The Chase Manhattan Bank, a national banking association ("Chase"), as administrative agent for the Lenders ("Agent") and Congress Financial Corporation (New England) ("Congress"), as documentation agent ("Documentation Agent").

BACKGROUND.

         The Company and the Subsidiary Borrower have requested that the Lenders furnish up to $35,000,000.00 in a senior secured revolving credit facility to the Company and the Subsidiary Borrowers and the Lenders have agreed to make available to the Company and Subsidiary Borrowers such a revolving credit facility upon the terms and conditions set forth in this Agreement.

SECTION 1. DEFINITIONS.

         1.1      CERTAIN DEFINED TERMS.

The following terms have the following meanings:

         "ACH FACILITY" means the automated clearing house funds transfer facility that may be furnished by Chase to the Company in accordance with
Section 2.17 hereof.

         "ADJUSTED EUROCURRENCY RATE" means, for any Interest Period, with respect to Eurocurrency Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/t 6th of 1%) determined by the Agent as follows:

         Adjusted Eurocurrency Rate =        Inter Bank Offered Rate
                                      ------------------------------------
                                      1.00-Eurocurrency Reserve Percentage

         Where,

                  "EUROCURRENCY RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency Loans denominated in dollars (currently referred to as "Eurocurrency liabilities") and in the case of all other Eurocurrency Loans, such reserve percentage, if any, with respect to any other category of liabilities which includes deposits by reference to which the interest rate of such Eurocurrency Loans is determined or any other category or extensions of credit or other assets of the Agent which includes any Eurocurrency Loans; and

                  "INTER BANK OFFERED RATE" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next higher 1/100th of 1%) of the rates of interest per annum determined by the Agent as the rate of interest at which Dollar deposits, or in the case of Eurocurrency Loans denominated in an Alternative Currency, the relevant Alternative Currency, in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Eurocurrency Loan and having a maturity comparable to such Interest Period would be offered to major banks in the Eurocurrency interbank market in which Agent regularly participates at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. The Eurocurrency Rate shall be adjusted automatically as to all Eurocurrency Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "ADJUSTMENT DATE" means the first day of the month immediately following the fiscal period for which the financial statements for the most recent fiscal period of the Company are delivered pursuant to Section 6.1(a) or
(b), as the case may be. Except as provided in the following sentence, until the financial statements are delivered to the Agent under Sections 6.1 (a) or (b), the Applicable Margin, Applicable Facility Fee and Applicable Letter of Credit Fee, as the case may be, shall be the Applicable Margin, Applicable Facility Fee and Applicable Letter of Credit Fee, as the case may be, for the prior Rate Adjustment Period and upon delivery of such financial statements, shall be adjusted retroactively to reflect the actual Applicable Margin, Applicable Facility Fee and Applicable Letter of Credit Fee, as the case may be. If the financial statements are not delivered to the Agent within five (5) days of date due under Sections 6.1(a) or (b), in addition to such other rights as the Agent and Lenders may have, the Applicable Margin, Applicable Facility Fee and Applicable Letter of Credit Fee, as the case may be, shall be the amount set forth opposite the Leverage Ratio of (greater than or equal sign) 5.0X in the definition of Applicable Margin.

         "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

         "AGENT" means Chase in its capacity as administrative agent for the Lenders hereunder, and any successor agent arising under Section 9.9.

         "AGENT-RELATED PERSONS" means Chase, Congress and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of Chase, the Arranger), anal the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

       "AGENT'S PAYMENT OFFICE" means the address for payments set forth on
Schedule 10.2 or such other address as the Agent may from time to time specify.

       "AGREEMENT" means this Credit Agreement.

       "ALTERNATIVE CURRENCY" means Euros, Australian Dollars, Deutche Marks, Swedish Krona, Sterling, Swiss Francs, Yen and French Francs, or any other currency (other than Dollars) approved by each of the Lenders that is commonly dealt with in the interbank Eurocurrency market in which each of the Lenders regularly participates, in each case as tong as such currency is freely transferable and convertible into dollars, but excluding any such currency for which the central bank or other governmental authorization in the country of issue is required to permit the use of such currency by any of the Lenders for making any Loan hereunder and/or to permit the Company and the Borrowing Subs/diaries to borrow and repay the principal thereof and to pay the interest thereon, if such authorization has not been obtained.

       "APPLICABLE FACILITY FEE" means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Facility Fee shall be the applicable facility fee per annum set forth in the table included in the definition of Applicable Margin set forth with respect to the Leverage Ratio, as determined for the fiscal quarter of the Company ending immediately prior to the applicable Kate Adjustment Period.

       "APPLICABLE LETTER OF CREDIT FEE" means for any period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Facility Fee shall be the applicable letter of credit fee per annum set forth in the table included in the definition of Applicable Margin set forth with respect to the Leverage Ration, as determined for the fiscal quarter of the Company ending immediately prior to the applicable Rate Adjustment Period.

       "APPLICABLE MARGIN" means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin per annum set forth below with respect to the Leverage Ratio, as determined for the fiscal quarter of the Company ending immediately prior to the applicable Rate Adjustment Period subject:

-------------------------------------------------------------------------------------------------
         Leverage                    Base Rate     Eurocurrency       Applicable       Applicable
         Ratio                         Loans           Loans         Facility Fee      Letter of
                                    Applicable      Applicable                         Credit Fee
                                       Margin         Margin
-------------------------------------------------------------------------------------------------
(greater than or equal sign) 5.00X     1.25%           1.25%             .375%            1.25%

-------------------------------------------------------------------------------------------------
(greater than or equal sign) 4.00x,    1.125%          1.125%            .350%            1.25%
          (less than sign) 5.00x

-------------------------------------------------------------------------------------------------
(greater than or equal sign) 3.00x,    1.00%           1.00%             .300%            1.25%
          (less than sign) 4.00x

-------------------------------------------------------------------------------------------------
(greater than or equal sign) 2.00x      .875%           .875%            .250%            1.25%
          (less than sign) 3.00x

-------------------------------------------------------------------------------------------------
          (less than sign) 2.00x        .750%           .750%            .200%            1.25%

-------------------------------------------------------------------------------------------------

       For purposes of determining the Applicable Margin, Applicable Letter of Credit Fee and Applicable Facility Fee on the Closing Date, the Agent will make such determination based upon the Leverage Ratio of the Company as derived from the quarterly financial statements of the Company for its fiscal quarter ended March 31, 1999.

       "ARRANGER" means Chase Securities, Inc. an its successors and assigns.

       "ASSIGNEE" has the meaning specified in subsection 10.8(a).

       "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

       "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss. 101, et seq.).

       "BASE RATE" means, for any day, the higher of: (a) the rate of interest in effect for such day as publicly announced from time to time by the Agent, as its prime rate; (b) 1.00% per annum above the secondary market rate for three month certificate of deposits (adjusted for statutory reserve requirements), as determined by the Agent, in its discretion; and (c) 0.50% per annum above the latest Federal Funds Rate; Any change in the reference rate announced by the

Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

       "BASE RATE LOAN" means a Loan that bears interest based on the Base Rate.

       "BORROWING" means a borrowing hereunder consisting of Loans of the same Type made to the Borrowers on the same day by the Lenders under Section 2, and, other than in the case of Base Rate Loans, having the same Interest Period.

       "BORROWING DATE" means any date on which a Borrowing occurs under Section
2.3 or the issuance of a Letter of Credit occurs under Section 2.5.

       "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial Lenders in New York, New York or Boston, Massachusetts are authorized or required by law to close and, if the applicable Business Day relates to any Eurocurrency Loan, means such a day on which trading in dollars and Alternative Currency deposits is carried on between banks in the applicable interlender market in which the Agent regularly participates.

       "CASH COLLATERAL" shall mean all cash and Cash Equivalents and Marketable Securities of the Company which are on deposit at or maintained in a depository account or Securities Account, as applicable, at the Agent and in which the Agent has at all times a first priority and only security interest subject to no other Liens.

       "CASH EQUIVALENTS AND MARKETABLE SECURITIES" means as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or Co) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or Affiliate thereof or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having, at the time of acquisition thereof, total assets in excess of $1,000,000,000 and a rating of at least A-1 from S&P and at least P-1 from Moody's; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) and (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; (vi) securities bearing interest or sold at discount by an corporation incorporated under the laws of the United States of America or any state thereof which have a credit rating of at least A from Moody's (or an equivalent rating from S&P) with respect to obligations maturing within six months of such date and at least AA from Moody's (or an equivalent rating from S&P) with respect to obligations maturing more than six months and within twelve months of such date; and (vii) repurchase agreements collateralized by investments referred to in clause (i) above.

       "CHANGE OF CONTROL" shall be deemed to have occurred at such time as (i) a "person" or "Group" (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner (as defined in Rule 13a-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than twenty (20%) percent of the total voting power of all classes of stock of the Company entitled to vote in the election of directors (provided that such person or Group was not the beneficial owner of at least such percentage of such stock on the Closing Date), or (ii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors at the beginning of the two year period immediately preceding such change (together with any other director whose nomination for election by the shareholders of the Company was approved by a vote of at least seventy-five (75%) percent of the directors then in office who either were directors at the beginning of such period or whose nomination and election was previously so approved) cease for any reason to constitute a majority of directors therein office.

       "CLOSING DATE" means the date on which all conditions precedent set forth in Sections 4.1 and 4.2 are satisfied or waived by all Lenders.

       "CODE" means the internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

       "COLLATERAL" has the meaning given such term in the Security Documents.

       "COMMITMENT", as to each Lender, has the meaning specified in Section
2.1.

       "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit C.

       "CONSOLIDATED" means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

       "CONSOLIDATED EBITDA" means for any period, Consolidated Net Income for such period plus (i) Consolidated interest expense for such period plus (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation and amortization, in each case for such period.

       "CONSOLIDATED FUNDED DEBT" means at anytime all indebtedness for borrowed money and all obligations with respect to letters of credit, bankers acceptances and trade acceptances of the Company and its Subsidiaries (excluding, however, capital leases), on a Consolidated basis in accordance with GAAP, including, without limitation, all of the Revolving Loans and LC Obligations.

       "CONSOLIDATED NET INCOME (LOSS)" means for any period, the net after tax income (loss) of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, consistently applied, but excluding: (i) any gain or loss arising from the sale of capital assets to the extent that any such gains or losses exceed the aggregate sum of $100,000; (ii) any gain arising from any write-up of assets; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any corporation, substantially all the assets of which have been acquired in any manner by the Company, realized by such corporation prior to the date of such acquisition; (v) net earnings of any business entity (including a Subsidiary but excluding a Wholly Owned Subsidiary that is not subject to a restriction on dividends under clause (vi) below) in which the Company has an ownership interest unless such net earnings shall have actually been received by the Company in the form of cash distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company; (vii) the earnings of any Person to which any assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of the Company; and (ix) any gain or loss arising from extraordinary items.

        "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial, condition of the primarily obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any SWAP Transaction. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of SWAP Transactions, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in respect of SWAP Transactions shall be the termination value thereof. "

       "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

       "CONVERSION/CONTINUATION DATE" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans oft. he same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

       "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

       "DISTRIBUTION" has the meaning given such term in Section 7.11 hereof.

       "DOCUMENTATION AGENT" means Congress in its capacity as documentation agent for the Lenders hereunder, and any successor agent arising under Section 9.9.

        "DOLLAR EQUIVALENT" means with respect to any Eurocurrency Loan denominated in an Alternative Currency, on any date of determination, the amount in Dollars that would be required to purchase such Alternative Currency in the amount of such Loan on the date two Business Days prior to such date of determination, at the Agent's spot buying rate for such Alternative Currency at the close of business on the Business Day immediately preceding such date of determination.

       "DOLLARS", "dollars" and "$" each mean lawful money of the United States.

        "ELIGIBLE ASSIGNEE" means (a) a commercial bank or finance company organized under the laws of the United States; or any state thereof, or the District of Columbia, and having total assets of at least $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets of at least $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by Agent, such approval not to be unreasonably withheld.

       "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

       "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

       "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

       "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

       "Eurocurrency Loan" means any Loan beating interest at a rate determined with reference to the Adjusted Eurocurrency Rate.

       "EUROCURRENCY RESERVE PERCENTAGE" has the meaning specified in the definition of "Adjusted Eurocurrency Rate".

       "EVENT OF DEFAULT" means any of the events or circumstances specified in
Section 8.1.

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

       "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

       "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H. 15(519), or any successor publication, published by the Federal Reserve Lender of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

       "FEE LETTER" has the meaning specified in subsection 2.10(a).

       "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        "FURTHER TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.1.

       "FX FACILITIES" means the foreign currency exchange facilities that may be provided to the Company by Chase and/or by First Union National Bank in accordance with Section 2.17 hereof.

        "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession); provided that for Subsidiaries of the Company organized under laws of a country other than the United States of America or any state thereof and that have a principal place of business in a country other than the United States of America in which GAAP as defined above is not generally followed, for such entities generally accepted accounting principles shall mean generally accepted accounting principles as applied by the accounting profession in such Country.

       "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central Bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

       "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

       "HEDGING AGREEMENTS" means any SWAP Transaction entered into by the Company or any of its Subsidiaries which is an interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

       "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

       "INDEMNIFIED LIABILITIES" has the meaning specified in Section 10.5.

       "INDEMNIFIED PERSON" has the meaning specified in Section 10.5.

       "INDEPENDENT AUDITOR" has the meaning specified in subsection 6.1 (a).

       "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under United States Federal, state or foreign law, including the Bankruptcy Code.

       "INTEREST PAYMENT DATE" means, as to all Loans, the first Business Day of each calendar month (for the immediately preceding month) and each date such Loan is repaid or converted into another Type of Loan.

       "INTEREST PERIOD" means, as to any Eurocurrency Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Eurocurrency Loan, and ending on the date one, two, three, or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

              (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Eurocurrency Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

              (ii) any Interest Period pertaining to an Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

              (iii) no Interest Period for any Interest Period for any Revolving Loan shall extend beyond the Maturity Date provided that no Interest Period applicable to a Eurocurrency Loan shall have a duration of' less than a month, and if an interest period applicable to such a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

       "INVESTMENTS" has the meaning given such term in Section 7.4 hereof.

       "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

       "ISSUING, LENDER" means the Agent or, with the prior written consent of the Agent, any other Lender or Affiliate thereof that agrees to act as Issuing Lender.

       "JOINT VENTURE" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct together a single business venture or business enterprise with such Person.

       "LC APPLICATION" means a written application and agreement from the Company to the Agent and the Issuing Lender, which application and agreement shall be in such form and contain such provisions as the Issuing Lender may require.

       "LC DOCUMENTS" means any and all agreements, instruments and documents (other than an LC Application) required by the Issuing Lender to be executed by the Company or any other Person and delivered to the Issuing Lender for the issuance of such Letter of Credit.

       "LC OBLIGATIONS" means on any date of determination thereof, an amount (in Dollars) equal to the sum of(i) all amounts then due and payable by the Company on such date by reason of any payment made on or before such date on any Letter of Credit PLUS (ii) the aggregate undrawn amount of all Letters of Credit then outstanding or to be issued by the Issuing Lender under an LC Application theretofore submitted to the Issuing Lender PLUS (iii) the aggregate amount of all fees, costs and expenses that may be payable in respect of each outstanding Letter of Credit.

       "LENDER" has the meaning specified in the introductory clause hereto.

       "LENDING OFFICE" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Eurocurrency Lending Office", as the case may be, on SCHEDULE 10.2, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

       "LETTER OF CREDIT" means any standby letter of credit or documentary letter of credit issued by the Issuing Lender for the account of the Company.

       "LEVERAGE RATIO" means for the Company and its Subsidiaries on a Consolidated basis, the ratio of the (i) the Consolidated Funded Debt of the Company and its Subsidiaries as at the end of any fiscal quarter to (ii) Consolidated EBITDA for the four (4) fiscal quarters of the Company ended on such date.

       "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

       "LOAN" means an extension of credit by a Lender to the Company under
Section 2, and may be a Base Rate Loan, or a Eurocurrency Loan (each, a "TYPE" of Loan), and includes any Revolving Loan.

       "LOAN AGREEMENTS" shall mean, collectively, this Credit Agreement, the Pledge and Security Agreement, the Security Documents, LC Applications, each Guaranty, the Control Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and Jot delivered by Company or any Subsidiary Borrower in connection with this Credit Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       "MARGIN STOCK" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

       "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries, taken as a whole, or as to any Subsidiary Borrower; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of this Agreement or any Loan Document.

       "MATURITY DATE" means June 15, 2001.

       "MULTIEMPLOYER PLAN" means a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

        "NOTE" means a promissory note executed by the Company and each Subsidiary Borrower in favor of a Leader pursuant to subsection 2.2(b), in substantially the form of Exhibit F.

       "NOTICE OF BORROWING" means a notice in substantially the form of Exhibit A.

       "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of Exhibit B.

       "OBLIGATIONS" shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Company to Lenders and/or the Agent including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, including, without limitation, the Revolving Loans, the LC Obligations, the FX Facilities and the ACH Facility, whether now existing or hereafter arising, whether arising before, or after the commencement of any case with respect to Company or any Subsidiary Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lenders and/or Agent.

       "ORGANIZATION DOCUMENTS" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to he rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

       "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

       "PARTICIPANT" has the meaning specified in subsection 10.8(d).

       "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

       "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

       "PERMITTED INVESTMENTS" has the meaning specified in Section 7.4.

       "PERMITTED LIENS" has the meaning specified in Section 7.1.

       "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture or Governmental Authority.

       "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

       "PRO RATA SHARE" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the combined Commitments of all Lenders.

       "REIMBURSEMENT DATE" has the meaning specified in Subsection 2.5(a)(iii).

       "REPORTABLE EVENT" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

       "REQUIRED LENDERS" means (i) at any time that there are only two Lenders, all of the Lenders, and (ii) at any time that there are three or more Lenders, at least two Lenders (so long as there are three or more non-defaulting Lenders) then holding at least 66 2/3% of the then aggregate unpaid principal amount of the Loans, or, if no amounts are outstanding, at least two Lenders (so long as there are three or more non-defaulting Lenders) then having at least 66 2/3% of the aggregate amount of the Commitments.

       "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

       "RESPONSIBLE OFFICER" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

       "REVOLVING LOAN" has the meaning specified in Section 2.1.

       "REVOLVING TERMINATION DATE" means the earlier to occur of:

              (a)    Maturity Date; and

              (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

       "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

       "SECURITIES ACCOUNT" means the securities accounts established by the Company with the Agent pursuant to a control agreement between the Agent, Lenders and the Company ("Control Agreement").

       "SECURITY DOCUMENTS" means the Pledge and Security. Agreement of the Company, the Pledge and Security Agreement of each Subsidiary Borrower and each Subsidiary Guarantor, the Control Agreement and each other instrument, agreement or document pursuant to which a Lien is granted to secure the Obligation.

       "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "SUBSIDIARY" is a reference to a Subsidiary of the Company.

       "SUBSIDIARY BORROWERS" means, at any time, any Subsidiary that is listed on the signature pages hereof as a Borrower hereunder.

       "SUBSIDIARY GUARANTOR" means any Subsidiary that enters into a guaranty of the Obligation.

       "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

       "SWAP TRANSACTION" means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

       "TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, with. holdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender, the Agent and the Issuing Lender respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, the Agent or the Issuing Lender, as the case may be, is organized or maintains a lending office.

       "TOTAL CREDIT FACILITY" means $35,000,000.00.

       "TYPE" has the meaning specified in the definition of "Loan."

       "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001 (a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

       "UNITED STATES" and "U.S." each means the United States of America.

       "WHOLLY-OWNED SUBSIDIARY" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

       1.2 Other Interpretive Provisions.

       (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

       (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

       (c)    (i)    The term "documents" includes any and all instruments,
documents, agreements, certificates, indentures, notices and other writings, however evidenced.

              (ii) The term "including" is not limiting and means "including without limitation."


              (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

       (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

       (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

       (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

       (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

       1.3    ACCOUNTING PRINCIPLES.

       (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

       (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

SECTION 2. REVOLVING LOANS AND LETTERS OF CREDITS

       2.1 REVOLVING LOANS. Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company and Subsidiary Borrowers (each such loan, a "REVOLVING LOAN") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on SCHEDULE 2.1 (such amount, as the same may be reduced under Section 2.6 or as a result of one or more assignments under Section 10.8, the Lender's "COMMITMENT"); PROVIDED, HOWEVER, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all LC Obligations at such time, shall not at any time exceed the lesser of (i) the combined Commitments or (ii) the Total Credit Facility; and, PROVIDED FURTHER, that prior to the making of any Revolving Loan and at all times that any Revolving Loans are outstanding the Company shall maintain in depository accounts and the Securities Account with the Agent, Cash Collateral with a market value, as determined by the Agent, in its discretion, equal to or in excess of 105% of the Dollar Equivalent of the requested Revolving Loan plus the then outstanding Revolving Loans and LC Obligations. For purposes of determining the amount of any requested borrowing, when added to the aggregate principal amount of their outstanding Loans and LC Obligations would exceed the foregoing limits, the amount of each outstanding Eurocurrency Loan denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent of such Loan on the date of the requested borrowing. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2. I, prepay under Section 2.7 and reborrow under this Section 2.1.

       2.2    LOAN ACCOUNTS; NOTES.

       The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and Subsidiary Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company and Subsidiary Borrowers hereunder to pay any amount owing with respect to the Loans. Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, in addition to such loan accounts.

       2.3    PROCEDURE FOR BORROWING;.

       (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 12:00 noon (New York time)
(i) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, and (ii) the requested Borrowing Date, in the case of Base Rate Loans, specifying:

              (A) the amount of the Borrowing, which (i) in the case of Base Rate Loans shall be in an aggregate minimum mount of $500,000 and (ii) in the case of Eurocurrency Loans shall be in an aggregate minimum amount of $500,000 or any multiple of $100,000 in excess thereof;

              (B)    the requested Borrowing Date, which shall be a Business
       Day;

              (C)    the Type of Loans comprising the Borrowing;

              (D) in the case of Eurocurrency Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurocurrency Loans, such Interest Period shall be one month; and

              (E) if such Loan is to be made as a Eurocurrency Loan in an Alternative Currency, the currency thereof;

PROVIDED, HOWEVER, that with respect to any Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:00 a.m. (New York time) on the Closing Date and such Borrowing will consist of Base Rate Loans only.

       (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing for a Revolving Loan and of the amount of such Lender's Pro Rata Share of that Borrowing.

       (c) Subject to subsection (e) below, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 2:00 p.m. (New York time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Company of like funds as received by the Agent.

       (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect for Eurocurrency Loans.

       (e) If the Borrowing of a Eurocurrency Loan is requested in an Alternative Currency that is not commonly dealt with by a Lender or is in an interbank Eurocurrency market in which a Lender does not regularly participate, such Lender shall notify Agent and Agent shall make such Lender's Pro Rata share of such Borrowing and immediately upon the making of such Loan by Agent, such Lender (the "Participating Lender") shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation in such Eurocurrency Loan equal to the Pro Rata Share of such Participating Lender and in any security therefor and guaranty pertaining thereto, but in no event greater than an amount which, when added to such Participating Lender's Pro Rata Share of all Revolving Loans and LC Obligations then outstanding exceeds such Participating Lender's Commitment. Whenever the Agent receives a payment on account of any such Eurocurrency Loan, including interest thereon, the Agent shall promptly pay to the Participating Lender in immediately available funds an amount equal to such Participating Lender's Pro Rata Share. The Participating Lender shall have all rights and benefits with respect to its participation interest in such Eurocurrency Loan as if it had made such Eurocurrency Loan directly, including under Sections 2 and 3 hereof.

       2.4    CONVERSION AND CONTINUATION ELECTIONS.

       (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

              (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurocurrency Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple or $100,000 in excess thereof) into Loans of any other Type; or

              (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurocurrency Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple or $100,000 in excess thereof);

PROVIDED, that if at any time the aggregate amount of Eurocurrency Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Eurocurrency Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Eurocurrency Loans shall terminate.

       (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 12:00 noon (New York time) at least (i) three Business Days in advance of the Conversion]Continuation Date, if the Loans are to be converted into or continued as Eurocurrency Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

              (A)    the proposed Conversion]Continuation Date;

              (B)    the aggregate amount of Loans to be converted or continued;

              (C) the Type of Loans resulting from the proposed conversion or continuation;

              (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period; and

              (E) if such Loan is to be converted to a Eurocurrency Loan in an Alternative Currency, the currency thereof.

       (c) If upon the expiration of any Interest Period applicable to Eurocurrency Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurocurrency Loans, as the case may be, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Eurocurrency Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

       (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

       (e) Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurocurrency Loan.

       (f) After giving effect to any conversion or continuation of Eurocurrency Loans, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect with respect to Eurocurrency Loans.

       2.5    LETTER OF CREDIT FACILITY.

       (a) PROCUREMENT OF LETTERS OF CREDIT. Company may, during the term of this Agreement and for so long as no Default or Event of Default exists, request from the Issuing Lender, one or more Letters of Credit, subject to the following terms and conditions:

              (i) The Company acknowledges that the Issuing Lender's willingness to issue any Letter of Credit is conditioned upon the Issuing Lender's receipt of (A) an LC Application with respect to the requested Letter of Credit and (B) such other instruments and agreements as the Issuing Lender may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. The Issuing

       Lender shall have no obligation to issue a Letter of Credit unless (x) the Issuing Lender receives the LC Application at least three (3) business days prior to the date on which the Company desires to have the Letter of Credit issued and (y) each of the following conditions are satisfied on the date of the Issuing Lender's requested execution of the LC Application: (i) each of the conditions set forth in Sections 4.1 or 4.2, as the case may be, of this Agreement has been and continues to be satisfied; (ii) after giving effect to the issuance of the requested Letter of Credit the aggregate amount of outstanding Revolving Loans and LC Obligations shall not exceed the combined Commitments and the market value as determined by Agent, in its discretion, of Cash Collateral shall equal or exceed 105% of the aggregate amount of Revolving Loans and LC Obligations; (iii) the expiry date of any Letter of Credit issued for the purpose of purchasing inventory shall not extend beyond 180 days, and for any Letter of Credit issued for any other purpose shall not extend beyond the first to occur of one year after the date of issuance or the Maturity Date; and (iv) the currency in which payment is to be made under the Letter of Credit is Dollars. In no event shall any Lender have any liability or obligation to the Company or any Subsidiary for any failure or refusal by the Issuing Lender to issue, for the Issuing Lender's delay in issuing, or for any error of the Issuing Lender in issuing any Letter of Credit.

              (ii) The Letters of Credit may be requested hereunder by the Company only if they are to be used (a) to support the purchase of inventory by the Company in the ordinary course of business, (b) to support obligations of the Company or its Affiliates incurred in the ordinary course of its business, as presently conducted, on a standby basis or (c) for such other purposes as the Agent and the Required Lenders may approve from time to time.

              (iii) The obligation of the Company to make payments to reimburse the Issuing Lender for any drawing under any Letter of Credit shall be absolute, unconditional and irrevocable. The Company agrees to reimburse the Issuing Lender for any draw under any Letter of Credit immediately upon the occurrence thereof, and to pay the Issuing Lender the amount of all other liabilities and obligations payable to the Issuing Lender under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense, exception or other right that the Company may have at any time against the Issuing Lender, the Agent, any other Lender or any other Person. If payment under any such Letter of Credit is made by the Issuing Lender in a currency other than Dollars, the Company shall pay an amount equal to the Dollar Equivalent of such currency at the time of the Issuing Lender's payment under such Letter of Credit. Subject to the provisions of Section 2.9(c) hereof, any payment made on a Letter of Credit shall accrue interest from and after the date of the Issuing Lender's payment under such Letter of Credit until payment in full is made by the Company at a variable rate per annum in effect from time to time hereunder for Revolving Loans constituting Base Rate Loans. The date that the Company becomes obligated to pay the Issuing Lender hereunder is the Reimbursement Date.

              (iv) The Company assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of the Company to reimburse the Issuing Lender for any payment made under a Letter of Credit it has issued shall be unconditional and shall be paid without regard to any lack of validity or enforceability o(pound) any Letter of Credit, the existence of any claim, setoff, defense or other right which the Company may have at any time against a beneficiary of any Letter of Credit, or improper honor by the Issuing Lender of any draw request under a Letter of Credit. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and the Company contends that, as a consequence of such noncompliance it has no obligation to reimburse the Issuing Lender for any payment made with respect thereto, the Company shall nevertheless be obligated to reimburse the Issuing Lender for any payment made under such Letter of Credit, but without waiving any claim the Company may have against the Issuing Lender in connection therewith. All disputes regarding any Letter of Credit shall be resolved by the Company directly with the Issuing Lender and the Issuing Lender shall have no liability with respect to any Letter of Credit or action or omission with respect thereto except for its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction that is not subject to appeal.

              (v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

       (b)    LETTER OF CREDIT PARTICIPATIONS.

              (i) Immediately upon the issuance by the Issuing Lender of any Letter of Credit, each Lender (other than the Issuing Lender) shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation equal to the Pro Rata Share of such Lender (a "Participating Lender") in all LC Obligations arising in connection with such Letter of Credit and any security therefor or guaranty pertaining thereto, but in no event greater than an amount which, when added to such Lender's Pro Rata Share of all Revolving Loans and LC Obligations then outstanding, exceeds such Lender's Commitment.

              (ii) If an Issuing Lender makes a payment on a Letter of Credit and the Company does not repay or cause to be repaid the amount of such payment on the Reimbursement Date, the Issuing Lender shall promptly notify Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly and unconditionally pay to Agent, for the account of the Issuing Lender in Dollars in immediately available funds, the amount of such Participating Lender's Pro Rata Share of such payment, and Agent shall promptly pay such amounts to the Issuing Lender. If a Participating Lender does not make its Pro Rata Share of the amount of such payment available to Agent, such Lender agrees to pay to Agent for the account of the Issuing Lender, forthwith on demand such amount together with interest thereon at the Federal Funds Rate. The failure of any Participating Lender to make available to Agent such Participating Lender's Pro Rata Share of the LC Obligations shall not relieve any other Participating Lender of its obligation hereunder to make available to Agent its Pro Rata Share of the LC Obligations, but no Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Agent its Pro Rata Share of the LC Obligations on the date such payment is to be made.

              (iii) Whenever an Issuing Lender receives a payment on account of the LC Obligations, including any interest thereon, as to which Agent has previously received payments from any Participating Lender for the account of such Issuing Lender, the Issuing Lender, shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an mount equal to such Participating Lender's Pro Rata Share thereof.

              (iv) The obligation of each Participating Lender to make payments to Agent in connection with any payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever (other than for an Issuing Lender's gross negligence or willful misconduct), and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not the Company may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense the Company or any other obligor may have with respect to any of the Obligations.

              (v) Neither the Issuing Lender nor any of its officers, directors, employees or agents shall be liable to any Participating Lenders for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of gross negligence or willful misconduct on the part thereof. The Issuing Lender does not assume any responsibility for any failure or delay in performance or breach by the Company or any other Person of any of its obligations under any of the LC Documents. The Issuing Lender does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the LC Documents or the Company. The Issuing Lender shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of or any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Company. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, the Issuing Lender shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by the Issuing Lender in good faith, to be genuine and correct and to have been signed or sent or made by a proper Person. The Issuing Lender, may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advise given by such experts. The Issuing Lender may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Issuing Lender shall not have any liability to any Participating Lender by reason of the Issuing Lender's refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

       (c) Treatment of Letters of Credit upon Revolving Termination Date. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding on or at any time after the Revolving Termination Date, then the Company shall, on Agent's request, forthwith arrange for the issuance to the Agent for the benefit of the Lenders of a letter of credit in form and substance and from a bank satisfactory to the Agent and Required Lenders in a face amount equal to 105% of the maximum aggregate amount of all LC Obligations then outstanding or shall deposit cash with Agent, in an amount equal to 105% of the maximum aggregate amount of all LC Obligations then outstanding. If the Company fails to provide such letter of credit or to make such deposit on the first Business Day following Agent's demand therefor, Lenders may (and shall upon direction of the Required Lenders) debit the Cash Collateral or advance such amount as Revolving Loans. Such cash (together with any interest accrued thereon) shall be pledged to the Agent for the benefit of the Agent and the Lenders may be invested, in Agent's discretion, in Cash Equivalents and Marketable Securities. The Letter of Credit or cash deposit, as the case may be, shall be released by the Agent upon termination or expiration of the outstanding Letters of Credit and the payment and satisfaction of all of the LC Obligations outstanding.

       (d)    Letter of Credit Indemnifications.

              (i) In addition to any other indemnity which the Company may have to Agent or any Lender under any of the other Loan Documents and without limiting such other indemnification provisions, the Company. hereby agrees to indemnify and defend each Indemnified Person and to hold each Indemnified Person harmless from and against any and all Claims which any Indemnified Person may (other than as the actual result of their own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under the Letter of Credit or (b) any suit, investigation or proceeding as to which Agent, or any Issuing Lender or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or any or the payment or failure to pay thereunder.

              (ii) Each Participating Lender agrees to indemnify and defend the Issuing Lender's Indemnified Persons (to the extent such Indemnified Persons are not reimbursed by the Company or any other obligor, but without limiting the indemnification obligations of the Company under this Agreement), on a Pro Rata Share basis, from and against any and all claims which may be imposed on, incurred by or asserted against any of such Indemnified Persons in any way related to or arising out of the Issuing Lender's administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby, provided that no Participating Lender shall be liable to any of such Indemnified Persons for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Indemnified Persons as determined in a final order of a court of competent jurisdiction this is not subject to appeal.

              (iii) The provisions of this Section 2.5(d) shall survive the payment of all other Obligations.

       2.6    VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS.

       The Company may, upon not less than ten (10) Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments and Total Credit Facility by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans and the outstanding amount of LC Obligations would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be reinstated or increased. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued facility fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

       2.7    OPTIONAL PREPAYMENTS.

        Subject to Section 3.4, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Agent, ratably prepay Revolving Loans in whole or in part, provided that prepayments of Eurocurrency Loans shall be made in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

       2.8    REPAYMENT.

       The Company shall repay to the Lenders on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date and make provision for all outstanding Letters of Credit as provided in Section 2.5(c). If at anytime, the sum of(i) the Dollar Equivalent of all outstanding Eurocurrency Loans denominated in an Alternative

Currency plus (ii) the aggregate principal amount of all outstanding Loans denominated in Dollars plus (iii) the outstanding LC Outstandings shall exceed the limitations set forth in Section 2.1, then the Company shall immediately repay the excess to the Agent.

       2.9    INTEREST.

       (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Adjusted Eurocurrency Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

       (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent made at the request or with the consent of the Required Lenders.

       (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum equal to the rate of interest provided in subsection (a) of this Section plus 2%.

       (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

       2.10   FEES.

       (a) CLOSING FEE. The Company shall pay a closing fee to the Agent for the account of the Lenders to be shared among the Lenders in accordance with their respective Pro Rata Shares, as required by the letter agreement ("FEE LETTER"). between the Company and Agent dated of even date herewith.

       (b) ARRANGEMENT, AGENCY FEES. The Company shall pay an arrangement fee to Agent for Agent's own account, and shall pay an annual agency fee to the Agent for the Agent's own account, as required by the Fee Letter.

       (c) FACILITY FEES. The Company shall pay to the Agent for the account of each Lender the Applicable Facility Fee on each Lender's Commitment, payable on a quarterly basis in advance on the first Business Day of each calendar quarter (or portion thereof). The Applicable Facility Fee shall be payable to the Agent to be shared among the Lenders in accordance with their respective Pro Rata Shares. The Applicable Facility Fee provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Section 4 are not met.

       (d) LETTER OF CREDIT FEES. The Company shall pay to the Agent for the account of the Lenders, a letter of credit fee with respect to each Letter of Credit, computed for the period from and including the date of issuance of any Letter Credit to the expiration date thereof at a rate per annum equal to the Applicable Letter of Credit Fee then in effect of the aggregate LC Obligations for such Letters of Credit; provided that while an Event of Default exists, the Company shall pay a letter of credit fee on the amount of all LC Obligations equal to the letter of credit fee provided in this subsection (d) plus 2%. The Applicable Letter of Credit Fee shall be payable in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter or portion thereof) until the LC Obligations are paid in full and all Letters of Credit are returned to the Issuing Lender for cancellation. Such fee shall be payable to the Agent to be shared among the Lenders in accordance with their respective Pro Rata Shares. In addition to the foregoing, the Company shall pay the Issuing Lender for all normal and customary costs, expenses and charges as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

       2.11 COMPUTATION OF FEES AND INTEREST. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

       2.12   PAYMENTS BY THE COMPANY.

       (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (New York time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

       (b) All payments and prepayments of principal and all payments of interest in respect of Eurocurrency Loans denominated in an Alternative Currency and all other amounts payable in respect thereof shall be made by the Company to the Agent at the place designated therefor by the Agent in such funds as may be customary for the settlement of international transactions in such Alternative Currency on or before 11:00 a.m. (London time) on the due date thereof, in such Alternative Currency, free and clear of, and without deduction or withholding for, any taxes or other payments.

       (c) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

       (d) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

       2.13   PAYMENTS BY THE LENDERS TO THE AGENT.

       (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender's Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. Subject to the provisions of
Section 2.3(e) hereof, if and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

       (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

       2.14   SHARING OF PAYMENTS, ETC.

       If, other, than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and
(b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

       2.15   SECURITY FOR OBLIGATIONS.

       As collateral security for the Obligations, the Company and each of the Subsidiary Borrowers and Subsidiary Guarantors has and will grant to the Agent, for the benefit of the Lenders, a continuing security interest in and Lien on all now existing and hereafter acquired or existing assets and property of the Company, each Subsidiary Borrower and each Subsidiary Guarantor, excluding only the trademarks, patents, copyrights and applications therefor of the Company and its Subsidiaries and 34% of the stock of each Subsidiary organized under the laws of a jurisdiction other than the United States, any state or commonwealth thereof, or Washington D.C.

       2.16   APPOINTMENT OF AGENT FOR BORROWERS.

       Each of the Subsidiary Borrowers irrevocably designates and appoints the Company as its agent hereunder for all purposes, including, without limitation, to give and receive notices and communications with the Agent and Lenders, to receive, disburse and repay all Loans and LC Obligations, to enter into amendments and modification of the Loan Documents and to apply for and enter into all LC Applications and other LC Documents for Letters of Credit. This appointment is coupled with an interest and cannot be rescinded or terminated by the Subsidiary Borrowers but can at any time be terminated by the Agent upon notice to the Company.

       2.17   ACH AND FX FACILITIES.

       Chase may, in its discretion, offer to the Company an ACH Facility and an FX Facility on such terms, conditions and documentation as may be mutually agreed to by Chase and the Company. In addition, Congress' parent, First Union National Bank ("First Union"), may, in its discretion, offer to the Company an FX Facility on such terms, conditions and documentation as maybe mutually agreed to by First Union and the Company. The obligations, liabilities and indebtedness of the Company to Chase under the ACH Facility and to Chase and First Union under the FX Facilities shall be deemed to be Obligations incurred hereunder and shall be entitled to all the rights and benefits under the Loan Documents including, without limitation, shall be secured by the Collateral; provided, however, that the maximum amount that shall be deemed to be pari pasee with the Obligations with respect to the Collateral of the Company's settlement exposure under the ACH Facility to Chase shall not exceed $5,000,000 in Dollar Equivalents and the maximum amount of the Company's settlement exposure under the FX Facilities to Chase and First Union shall not exceed $4,000,000 in Dollar Equivalents. Confess shall have no interest in or obligations under the ACH Facility or the Chase FX Facility and Congress agrees that such facilities including the First Union FX Facility shall be included in the Obligations and secured by the Collateral, subject to the foregoing limitations.

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY

       3.1    TAXES.

       (a) Any and all payments by the Company or any Subsidiary Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made flee and clear of, and without deduction or withholding for, any Taxes. In addition, the Company and Subsidiary Borrowers shall pay all Other Taxes.

       (b) If the Company or any Subsidiary shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

              (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

              (ii) the Company and Subsidiary Borrowers shall make such deductions and withholdings;

              (iii) the Company and Subsidiary Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) the Company and Subsidiary Borrowers shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

       (c) The Company and each Subsidiary Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

       (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender and the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

       (e) If the Company or any Subsidiary Borrower is required to pay any amount to any Lender or the Agent pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

       3.2    ILLEGALITY.

       (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central Lender or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurocurrency Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make Eurocurrency Loans shall be suspended until the Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

       (b) Ira Lender determines that it is unlawful to maintain any Eurocurrency Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Eurocurrency Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately; if the Lender may not lawfully continue to maintain such Eurocurrency Loan. If the Company is required to so prepay any Eurocurrency Loan, then concurrently with such prepayment, the Company may borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

       (c) If the obligation of any Lender to make or maintain Eurocurrency Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as Eurocurrency Loans shall be instead Base Rate Loans.

       (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurocurrency Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

       3.3    INCREASED COSTS AND REDUCTION OF RETURN.

       (a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Loans then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

       (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

       3.4    FUNDING LOSSES.

       The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

       (a) the failure of the Company to make on a timely basis any payment of principal of any Eurocurrency Loan;

       (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

       (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.7;

       (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of a Eurocurrency Loan on a day that is not the last day of the relevant Interest Period; or

       (e) the automatic conversion under Section 2.4(a) of any Eurocurrency Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurocurrency Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 3.3(a), each Eurocurrency Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Inter Bank Offered Rate used in determining the Adjusted Eurocurrency Rate for such Eurocurrency Loan by a matching deposit or other borrowing in the interbank eurocurrency market customarily for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan is in fact so funded.

       3.5    INABILITY TO DETERMINE RATES.

       If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Adjusted Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan, or that the Adjusted Eurocurrency Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Required Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurocurrency Loans, as the case may be.

       3.6    RESERVES ON EUROCURRENCY LOANS.

       The Company shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional costs on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

       3.7    CERTIFICATES OF LENDERS.

       Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

       3.8    JUDGMENT CURRENCY.

       If for the purposes of obtaining a judgement in any court or obtaining an order enforcing a judgment it is necessary to convert any amount due from the Company or any Subsidiary Borrower hereunder or under any of the Notes or Letter of Credit Applications or any Letters of Credit issued thereunder or any of the other Loan Agreements in the currency expressed to be payable herein or under any of the Notes or LC Applications or any Letters of Credit issued thereunder or any of the other Loan Agreements (the "Specified Currency") into another currency, then the conversion shall be made at the Agent's spot rate of exchange for buying the specified currency with such other currency, in accordance with normal banking procedures, prevailing at the Agent's close of business on the business day next preceding the day on which the judgment is given or the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgement or order is determined and the rate of exchange prevailing on the date of payment, the Company or such Subsidiary Borrower shall pay such additional amount as may be necessary to ensure that the amount paid is the amount of such other currency which permits the Agent to purchase the amount of the specified currency due when such judgment or order is issued at the Agent's spot rate of exchange for buying the specified currency with such other currency, in accordance with normal banking procedures, prevailing at the Agent's opening of business on the date of payment.

       3.9    SURVIVAL.

       The agreements and obligations of the Company and Subsidiary Borrowers in this Section 3 shall survive the payment of all other Obligations.

SECTION 4. CONDITIONS PRECEDENT

       4.1    CONDITIONS OF INITIAL LOANS AND LETTERS OF CREDIT.

       The obligation of each Lender to make its initial Loan hereunder and of the Agent to arrange for the issuance of Letters of Credit is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for each Lender:

       (a) CREDIT AGREEMENT AND NOTES. This Agreement and the Notes executed by each party thereto;

       (b) SECURITY DOCUMENTS. The Guaranties, Pledge and Security Agreements, Control Agreement, UCC-1 financing statements, and all stock powers and stock certificates as may be required thereunder;

       (c)    RESOLUTIONS; INCUMBENCY.

              (i) Copies of the resolutions of the board of directors of the Company and each Borrowing Subsidiary authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the company; and

              (ii) A certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary Borrower and Subsidiary Guarantor certifying the names and true signatures of the officers of the Company and each Borrowing Subsidiary and Subsidiary Guarantor authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

       (d) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents:

              (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

              (ii) a good standing certificate for the Company and each Subsidiary Borrower and Subsidiary Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date; and

              (iii) a tax good standing certificate (or other equivalent document reasonably acceptable to Agent) for the Company and each Subsidiary Borrower from the applicable Governmental Authority of its state of incorporation aria the state where its principal place of business is located;

       (e) LEGAL OPINIONS. An opinion of Ropes & Gray counsel to the Company, Subsidiary Borrowers and Subsidiary Guarantors and addressed to the Agent and the Lenders, substantially in the form of EXHIBIT D;

       (f) PAYMENT OF FEES. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent and Lenders, plus such additional amounts of Attorney Costs as shall constitute the Agent's and Lender's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Chase); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.4;

       (g) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

              (i) the representations and warranties contained in Article 5 are true and correct on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

              (iii) there has occurred since March 31, 1999, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

       (h) LITIGATION. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

              (i) purports to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

              (ii) except as set forth on Schedule 5.5 hereto, as to which it is more likely than not that an adverse determination will result, which determination would reasonably be expected to have a Material Adverse Effect; or

              (iii) purports to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directs that the transaction provided for herein or therein not be consummated as herein or therein provided; and

       (i) GOVERNMENTAL CONSENTS. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental. Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document; and

       (j) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Lender may request.

       4.2 CONDITIONS TO ALL BORROWINGS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.4 and of the Agent to arrange for the issuance of a Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

       (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing, an LC Application or a Notice of Conversion/Continuation, as applicable;

       (b) Continuation of Representations and Warranties The representations and warranties in Section 5 shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

       (c) No Material Adverse Effect. No event or circumstance shall have occurred that could reasonably be expected to have a Material Adverse Effect; and

       (d) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing, LC Application and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section 4.2 are satisfied.

SECTION 5. REPRESENTATIONS AND WARRANTIES

       The Company and each Subsidiary Borrower represents and warrants to the Agent and each Lender that:

       5.1 CORPORATE EXISTENCE AND POWER. The Company and each of its Subsidiary Borrowers and Subsidiary Guarantors:

       (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

       (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

       (d) is in compliance with all Requirements of Law except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

       5.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company and each Subsidiary Borrower and each Subsidiary Guarantor of this Agreement and each other Loan Document to which the Company or any such Subsidiary is party, have been duly authorized by all necessary corporate action, and do not and will not:

       (a) contravene the terms of any of the Company's or any such Subsidiary's Organization Documents;

       (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company or such Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or such Subsidiary or its property is subject; or

       (c)    violate any Requirement of Law.

       5.3 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or Person is necessary. or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any Subsidiary Borrower or Subsidiary Guarantor of the Agreement or any other Loan Document.

       5.4 BINDING EFFECT. This Agreement and each other Loan Document to which the Company or any Subsidiary Borrower or Subsidiary Guarantor is a party constitute the legal, valid and binding obligations of the Company and each such Subsidiary enforceable against the Company and each such Subsidiary in accordance with. their respective terms, except as enforceability may be limited by applicable Bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to the availability of equitable remedies.

       5.5 LITIGATION. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

       (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

       (b) except as specifically disclosed in Schedule 5.5, as to which it is more likely than not that an adverse determination will result, which determination would reasonably be expected to have a Material Adverse Effect.

       No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

       5.6 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or any Subsidiary Borrower or Subsidiary Guarantor. As of the Closing Date, neither the Company nor any such Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1 (e).

       5.7    ERISA COMPLIANCE. Except as specifically disclosed in
Schedule 5.7:

       (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under

Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

       (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

       (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

       5.8 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section
6.12 and Section 7.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

       5.9 TITLE TO PROPERTIES. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

       5.10 TAXES. The Company and its Subsidiaries have filed all Federal and other. material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

       5.11   FINANCIAL CONDITION.

       (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1998, and the related consolidated statements of earnings and retained earnings and cash flows for the fiscal year ended on that date:

              (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

       (b)    Since April 4, 1999 there has been no Material Adverse Effect.

       5.12 ENVIRONMENTAL MATTERS. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably he expected to have a Material Adverse Effect.

       5.13 REGULATED ENTITIES. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

       5.14 NO BURDENSOME RESTRICTIONS. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

       5.15 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

       5.16 SUBSIDIARIES. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of
Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

       5.17 INSURANCE. Except as specifically disclosed in Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

       5.18 INTERDEPENDENT BUSINESSES AND OPERATIONS. Each of the Company and the Subsidiary Borrowers acknowledges and agrees that it acts interdependently with the others as part of a common business enterprise and relies upon the others in its operations and business. The Company and each Borrower Subsidiary further acknowledges and agrees that the Loans and Letters of Credit made and to be made hereunder by Lenders would not be made except on the basis of the joint and several liability of the Company and the Subsidiary Borrowers and that each of the Company and the Subsidiary Borrowers has derived and will derive substantial direct and indirect economic benefits from the Loans made and to be made and the Letters of Credit issued and to be issued hereunder by Agent and Lenders.

       5.19 YEAR 2000. The Company, each Subsidiary Borrower and each Subsidiary Guarantor is in the process of taking all necessary action to access and evaluate all of the hardware, software, embedded microchips and other processing capabilities it uses and which is used in the products it sells, directly or indirectly, and has made inquiry of each of its material suppliers and vendors, to be able to ensure that the Company and each Subsidiary Borrower and Subsidiary Guarantor and each product it sells will be able to function accurately and without interruption using date information before, during and after January 1, 2000. Any reprogramming of any computer systems or equipment required to permit the proper functioning of the Company, each Subsidiary Borrower and Subsidiary Guarantor and their business and each product they sell following January 1, 2000 and any testing of such systems and equipment and each product they sell will be completed by September 30, 1999 (except for certain logistics software which will be completed by October 31, 1999), and the cost of such reprogramming and testing will not result in a Material Adverse Effect.

       5.20 SOLVENCY. The Company, each Subsidiary Borrower and each Subsidiary Guarantor is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of the Company, each Subsidiary Borrower and each Subsidiary Guarantor at a fair valuation and at their present fair salable value are, and will be, greater than the liabilities and indebtedness of each such Borrower, and including subordinated and Contingent Obligations computed at the amount which, to the best of Borrowers' knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

       5.21 FULL DISCLOSURE. None of the representations or warranties made by the Company and Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

SECTION 6. AFFIRMATIVE COVENANTS

       So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

       6.1 FINANCIAL STATEMENTS. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Lenders, with sufficient copies for each Lender:

       (a) as soon as available, but not later than 97 days after the end of each fiscal year a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of earnings and retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as expressly noted therein). Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Lenders and such Independent Auditor in form and substance satisfactory to the Agent; and

       (b) as soon as available, but not later than 52 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and retained earnings and cash flows for the periods commencing on the first day and ending on the last day of such quarter and from the first day of such year and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

       6.2 CERTIFICATES; OTHER INFORMATION. The Company shall furnish to the Agent, with sufficient copies for each Lender:

       (a) concurrently with the delivery of the financial statements referred to in subsection 6. l(a), a copy of the Independent Auditor's letter, if any, to management of the Company that is prepared in connection with such financial statements;

       (b) concurrently with the delivery of the financial statements referred to in subsections 6.1 (a) and (b), a Compliance Certificate executed by a Responsible Officer;

       (c) promptly, copies of all proxy statements, financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

       (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the reasonable request of any Lender, may from time to time request.

       6.3    NOTICES. The Company shall promptly notify the Agent and each
Lender:

       (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that reasonably and foreseeably will become a Default or Event of Default;

       (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

       (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

              (i)    an ERISA Event;

              (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

              (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

              (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

       (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries

       Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

       6.4 PRESERVATION OF CORPORATE EXISTENCE, ETC. The Company shall, and shall cause each Subsidiary Borrower and Subsidiary Guarantor to:

       (a) preserve and maintain in full force and effect its corporate existence and good standing under the taws of its state or jurisdiction of incorporation;

       (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by
Section 7.2;

       (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

       (d) preserve, protect and renew all of its registered patents, trademarks, trade names and service marks, patents, patent applications and copyrights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

       6.5 MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and except for dispositions as permitted by Section 7.2. The Company and each Subsidiary shall use the standard of care typical in the industry in which it is engaged in the operation and maintenance of its facilities.

       6.6 INSURANCE. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers reasonably acceptable to the Agent and Required Lenders, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and are acceptable to the Agent and the Required Lenders.

       6.7 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

       (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

       (b) all lawful claims which, if unpaid, would by law become a Lien upon its property;

       (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and

       (d) provided, however, that except with respect to disputes of the types or kinds set forth above, nothing herein shall prevent the Company from contesting obligations in good faith by appropriate proceedings provided that adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary in respect thereof.

       6.8 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

       6.9 COMPLIANCE WITH ERSA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

       6.10 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and each Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, at the expense of the Company, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; PROVIDED, HOWEVER, when a Default or an Event of Default exists the Agent or any Lender may do any of the foregoing at any time during normal business hours and without advance notice.

       6.11 ENVIRONMENTAL LAWS. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

       6.12 USE OF PROCEEDS. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

       6.13 MAINTENANCE OF ACCOUNTS. The Company shall maintain all of its principal banking depository, operating, disbursement and lock box accounts at the Agent.

SECTION 7. NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

       7.1 LIMITATION ON LIENS. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

       (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in SCHEDULE 7.1 securing Indebtedness outstanding on such date;

       (b)    any Lien created under any Loan Document;

       (c)    Liens for taxes, fees, assessments or other governmental charges
(i) in the aggregate or for any single item for an amount less than $500,000 or
(ii) which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code or any applicable state or local law;

       (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

       (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

       (f)    Liens on the property of the Company or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

       (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and adequately reserved for on the Company's or such Subsidiary's books or bonded on appeal, the validity and amount of the claims secured thereby are actively contested in good faith in all appropriate lawful proceedings and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not materially detract from the value of the property and assets of the Company and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of the Company's and its Subsidiaries' business taken as a whole;

       (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries taken as a whole;

       (i) Liens on any equipment, capital assets or real property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring and/or constructing such equipment, capital assets or real property; PROVIDED THAT (i) any such Lien attaches to such property concurrentiy with or within 60 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $70,000,000;

       (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

       (k) Liens arising solely by virtue of any statutory or common law provision relating to bank's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution and (iii) and such deposit account is not included in the Cash Collateral;

       (l) Liens renewing, extending or refunding any Lien permitted by (a) or (i) of this Section 7.1, provided (i) the principal amount of such Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property of Company or its Subsidiaries, and (iii) immediately after such extension, renewal or refunding no Event of Default would exist;

       (m) Liens securing the credit facilities to PictureTel Company, Ltd. permitted under Section 7.5(e) hereof; and

       (n) cash collateral in an amount not to exceed $5,500,000 pledged to BankBoston on the Closing Date to secure an existing bond, foreign exchange contracts and an ACH facility as described in certain agreements delivered in connection with the pay-off letter from BankBoston.

       7.2 DISPOSITION OF ASSETS. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

       (a) dispositions of used, worn-out or surplus equipment, all in the ordinary course of business;

       (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

       (c) dispositions of inventory by the Company or any Subsidiary of the Company in the ordinary course of business; and

       (d) transfers (i) from the Company to a Subsidiary Borrower or from a Subsidiary Borrower to the Company or from a Subsidiary Guarantor to the Company or Subsidiary Borrower or (ii) of items of equipment that are not material to and for use by the Company's subsidiaries in the ordinary course of business.

       7.3 CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Subsidiary Borrower or Subsidiary Guarantor, the Subsidiary Borrower or Subsidiary Guarantor, as the case shall be, shall be the continuing or surviving corporation and if between a Subsidiary Borrower and a Subsidiary Guarantor, the Subsidiary Borrower shall be the continuing or surviving corporation.

       7.4 LOANS AND INVESTMENTS. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "INVESTMENTS"), except for the following (each a "Permitted Investment"):

       (a) Investments in one or more Wholly-Owned Subsidiaries of the Company to the extent existing on the Closing Date;

       (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; and

       (c)    Cash Equivalents and Marketable Securities;

       (d) the Investments in existence on the date heretofore and set forth on Schedule 5.16(b) hereto;

       (e) except for the loan outstanding on the Closing Date to one employee not exceeding $600,000, loans and advances to employees of the Company or its Subsidiaries not exceeding at any time $1,000,000 in the aggregate and to any one employee $250,000.

       7.5 LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (including Guaranty Obligations), except:

       (a)    Indebtedness incurred pursuant to this Agreement;

       (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.8;

       (c) Indebtedness existing on the Closing Date and reflected on the March 31, 1998 financial statements of the Company provided to the Lenders and any extensions, renewals or refundings thereof not to exceed the principal amount outstanding on the Closing Date;

       (d) Indebtedness secured by Liens permitted by subsection 7.1 (i) in an aggregate amount at any time outstanding not to exceed $70,000,000;

       (e) Indebtedness of PictureTel Company, Ltd., the Company's Subsidiary conducting business in Japan, under such Subsidiary's credit facilities with three Japanese banking institutions provided that the maximum amount outstanding thereunder shall not, at any time exceed the lesser of 600,000,000 Yen or $5,000,000 and provided, further, that such credit facilities shall not be extended, renewed or reinstated without the prior consent of the Agent and Required Lenders; and

       (f) Indebtedness incurred in connection with leases permitted pursuant to Section 7.10.

       7.6 TRANSACTIONS WITH AFFILIATES. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, provided, in any event, the Company may sell product, license intangible property and contract for marketing, management, product inspection and similar services with Subsidiaries of the Company doing business outside of the United States of America in the ordinary course of business and consistent with the Company's past business practices and in any event on terms no less favorable to the Company than those in effect as of the Closing Date and disclosed to the Lenders.

       7.7 USE OF PROCEEDS. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

       7.8 CONTINGENT OBLIGATIONS. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

       (a) endorsements for collection or deposit in the ordinary course of business;

       (b) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

       (c) Guaranty Obligations to the extent permitted under Section 7.5 hereof; and

       (d) The Company's unsecured guaranty of the Indebtedness permitted to PictureTel Company, Ltd. under Section 7.5(e) hereof.

       7.9 JOINT VENTURES. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture in which the Company's or its Subsidiary's investment of cash or of the fair market value of assets contributed, or the amount of the commitment made with respect thereto, equals or exceeds $5,000,000 in the aggregate for all such investments made in Joint Ventures.

       7.10 LEASE OBLIGATIONS. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

       (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

       (b) operating leases entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business provided that the aggregate annual rental payments for all such operating leases shall not exceed in any fiscal year of the Company $12,000,000; and

       (c) capital leases other than those permitted under clause (a) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; PROVIDED that the aggregate annual rental payments for all such capital leases shall not exceed in any fiscal year of the Company $12,000,000.

       7.11 RESTRICTED PAYMENTS. The Company shall not, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (collectively, a "Distribution"); except that the Company may:

       (a) declare and make dividend payments or other distributions payable solely in its common stock; and

       (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; provided that so long as no Default or Event of Default exists or has occurred and is continuing, the Company may purchase up to 1,000,000 shares of its common stock at a price not in excess of $9.00 per share for the purpose of reserving such shares aside for the Company's employee stock option plans.

       7.12 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company; or
(b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

       7.13 CHANGE IN BUSINESS. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

       7.14 SWAP TRANSACTIONS OR HEDGING AGREEMENTS. The Company shall not, or suffer or permit any Subsidiary to, enter into any SWAP Transactions or Hedging Agreements, except for Hedging Agreements pursuant to the FX Facilities with Chase and First Union and foreign currency exchange facilities with not more than one other financial institution on an unsecured basis so long as the aggregate line to such other financial institution does not exceed $12,500,000, with a daily exposure not to exceed $2,500,000, and the Hedging Agreements thereunder are for not more than 100 days.

       7.15 NEGATIVE PLEDGES. The Company shall not enter into with any Person any agreement, other than (i) this Agreement and (ii) documents in connection with purchase money security liens included in Section 7.10) (but only to the extent of the property secured by such lien) which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, or assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

       7.16   FINANCIAL COVENANTS.

       (a) MAXIMUM NEGATIVE QUARTERLY CONSOLIDATED NET INCOME (LOSS). The Company shall not permit its Consolidated Net Income(Loss) for each of the periods set forth below to be less than the amount corresponding to such periods:

                     Period                      Amount of Net Income (Loss):

              Fiscal Quarter ending July 4,             -$35,000,000
              1999

              Fiscal Quarter ending                     -$20,000,000
              October 3, 1999

              Fiscal Quarter ending                         $l.00
              December 31, 1999 and each
              Fiscal Quarter ending
              thereafter

       (b) MINIMUM CASH EQUIVALENTS AND MARKETABLE SECURITIES. The Company shall own at all times unencumbered (except for the Lien of the Agent hereunder) Cash Equivalents and Marketable Securities with a market value as determined by Agent, in its discretion, of not less than $50,000,000.

       7.17 ACCOUNTING CHANGES. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

SECTION 8. EVENTS OF DEFAULT

       8.1 EVENT OF DEFAULT. Any of the following shall constitute an "Event of Default":

       (a) NON-PAYMENT. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of or interest on .any Loan or any amount due with respect to any LC Obligation, or (ii) within three (3) days after the same becomes due, any fee or any other amount payable hereunder or under any other Loan Document; or

       (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

       (c) SPECIFIC DEFAULTS The Company fails to perform or observe any covenant contained in any of Sections 6.3(a), 6.4(a), 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.11, 7.12, 7.16 or 7.17 or

       (d) OTHER DEFAULTS The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of l0 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

       (e) CROSS-DEFAULT. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having a principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $1,000,000 or more in any single instance or $2,000,000 or more in the aggregate when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues alter the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

       (f) INSOLVENCY; VOLUNTARY PROCEEDINGS The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

       (g)    INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency
Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S, law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

       (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ER/SA to the Pension Plan, Multiemployer Plan or the PBGC; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time equals or exceeds $200,000; or
(iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable pace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

       (i) MONETARY JUDGMENTS. One or more non-interlocutory judgements, noninterlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

       (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgement, or order, by reason of a pending appeal or otherwise, shall not be in effect; or

       (k)    CHANGE OF CONTROL. There occurs any Change of Control; or

       (1) LOSS OF LICENSES. Any Governmental Authority or Person revokes or fails to renew any license, permit or franchise of the Company or any Subsidiary which is reasonably expected to have a Material Adverse Effect, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise which is reasonably expected to have a Material Adverse Effect.

       8.2 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

       (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

       (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all LC Obligations (whether or not there has been any drawing on the Letters of Credit relating thereto), all fees thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

       (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

PROVIDED., HOWEVER, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.l (in the case of clause (i) of subsection
(g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and of the Agent to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and LC Obligations and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

       8.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument,-document or agreement now existing or hereafter arising.

SECTION 9. THE AGENT

       9.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent and Documentation Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent or Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent or Documentation Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent or Documentation Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

       9.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

       9.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

       9.4    RELIANCE BY AGENT.

       (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

       (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

       9.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

       9.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and its Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall riot have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

       9.7 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

       9.8 AGENT IN INDIVIDUAL CAPACITY. Chase, Congress and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Chase were not the

Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Chase, Congress or their Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Chase and Congress shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or Documentation Agent, as the case may be, and the terms "Lender" and "Lenders" include Chase and Congress in its individual capacity.

       9.9 SUCCESSOR AGENT. An agent may, and at the request of the Required Lenders shall, resign as agent upon 30 days' notice to the Lenders. If an agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be reasonably accepted and approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of an agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term "Agent" or "Documentation Agent", as the case maybe, shall mean such successor agent and the retiring agent's appointment, powers and duties as agent shall be terminated. After any retiring agent's resignation hereunder as an agent, the provisions of this
Section 9 and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement. If no successor agent has accepted appointment as agent by the date which is 30 days following a retiring agent's notice of resignation, the retiring agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of an agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

       9.10   WITHHOLDING TAX.

       (a) Foreign Lenders. If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

              (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of lRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such

       Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

              (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

       Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

       (b) EXEMPTION CLAIMED If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

       (c) LENDER OBLIGATED TO COMPLY. If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by. Sections 1441 and 1442 of the Code.

       (d) REDUCTION IN TAX. If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

       (e) IRS CLAIM. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

SECTION 10.      MISCELLANEOUS

       10.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Agent, do any of the following:

       (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

       (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

       (c) reduce the principal of, 6r the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

       (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

       (e)    release any material Collateral from the Lien of the Agent; or

       (f) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Lenders;

and, PROVIDED FURTHER, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this. Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

       10.2   NOTICES.

       (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE 10.2, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, fixed or delivered, to the address or facsimile number specified for notices on SCHEDULE 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

       (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Sections 2 or 9 to the Agent shall not be effective until actually received by the Agent.

       (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

       10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

       10.4   COSTS AND EXPENSES. THE COMPANY SHALL:

       (a) Subject to the payments made under the Fee Letter, whether or not the transactions contemplated hereby are consummated, pay or reimburse Chase (including in its capacity as Agent) and Congress (including in its capacity as Documentation Agent) within three days after demand (subject to subsection 4.1
(e)) for all costs and expenses incurred by Chase (including in its capacity as Agent) and Congress (including in its capacity as Documentation Agent in connection with the development, preparation, delivery, administration and execution of, this Agreement and any Loan Document and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Chase (including in its capacity as Agent) and Congress (including in its capacity as Documentation Agent) with respect thereto and the out of pocket expenses and fees of the Lenders (at $650 per person per day) for Lenders' auditers in connection with audits and examinations of the Company, its Subsidiaries and the Collateral; and

       (b) pay or reimburse the Agent and each Lender within three days after demand (subject to subsection 4. l(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any 'S, workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

       10.5 COMPANY INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, each Lender, and each Issuing Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender or Issuing Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person as determined in a final order of a court of competent jurisdiction not subject to appeal. The agreements in this Section shall survive payment of all other Obligations.

       10.6 PAYMENTS SET ASIDE. To the extent that the Company makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

       10.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its fights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

       10.8   ASSIGNMENTS. PARTICIPATIONS. ETC.

       (a) Any Lender may, with the written consent of the Agent and of the Company (other than during the existence of a Default or an Event of Default), which consent of the Company shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; PROVIDED, HOWEVER, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of EXHIBIT E ("ASSIGNMENT AND ACCEPTANCE") together with any Note or Notes subject to such assignment and (iii) the Assignee has paid to the Agent a processing fee in the amount of $2,500

       (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that fights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under Loan Documents, and (ii) the assignor Lender shall, to the extent that fights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

       (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.8(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Revolving Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender PRO TANTO.

       (d) Any Lender may at any time sell to one or more commercial Lenders or other Persons not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Commitment Of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the originating

Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's fights and obligations under this Agreement and the other Loan Documents, and
(iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the FIRST PROVISO to Section 10.1. In the case of any such participation, the Participant shall not have any fights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

       (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law:

       10.9 CONFIDENTIALITY. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with .the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or any Subsidiary, provided that such source is other not by a confidentiality agreement with the Company or any Subsidiary known to the Lender; PROVIDED, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder;
(H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

       10.l0 SET-OFF. In addition to any rights and remedies of the Agent and Lenders provided hereunder or by law, if an Event of Default exists or has occurred and is continuing, Agent and each Lender is authorized at any time and from time to time, without prior notice to the Company or any Subsidiary Borrower, any such notice being waived by the Company to the fullest extent permitted by law and regardless of the adequacy of any collateral, to set off and apply any and all deposits (general or special, time or demand, provisional or final), the Security Interest and other Collateral at any time held by, and other indebtedness at any time owing by, Agent or such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured including, without limitation, any and all Letters of Credit and LC Obligations. Agent and each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

       10.11 AUTOMATIC DEBITS. With respect to principal, interest closing fees, facility fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent under the Loan Documents, the Company hereby irrevocably authorizes Agent to debit any deposit account of the Company with Agent, in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Agent's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

       10.12 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

       10.13 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

       10.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

       10.15 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Subsidiary Borrowers, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

       10.16 JOINT AND SEVERAL LIABILITY. All Loans made hereunder are made to or for the benefit of each of the Company and Subsidiary Borrowers (collectively, the "Borrowers"). The Borrowers are jointly and severally, directly and primarily, absolutely and unconditionally liable for the full and indefeasible payment when due and performance of all Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations, and warranties made or undertaken by each Borrower under the Loan Agreements and Borrowers agree that such liability is independent of the duties, obligations, and liabilities of each of the joint and several Borrowers.

       10.17  SURETYSHIP WAIVERS AND CONSENTS.

       (a) Each Borrower acknowledges and agrees that the Obligations undertaken herein are direct and primary obligations and that each such Borrower is jointly and severally obligated thereon with the other Borrowers. In full recognition thereof, each Borrower consents and agrees that Lender may, at any time and from time to time, without notice or demand, (except as provided in and in accordance with the terms of this Agreement), whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (i) increase, extend, or otherwise change the time for payment or the terms of the Obligations or any part thereof;
(ii) supplement, restate, modify, amend, increase, decrease, or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Agreements or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation, or term thereof or thereunder; (iii) accept new or additional instruments, documents, or agreements in exchange for or relative to any of the Loan Agreements or the Obligations or any part thereof; (iv) accept partial payments on the Obligations; (v) receive and hold additional security or guarantees for the Obligations or any part thereof; (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any Collateral, security or guarantees, and apply any Collateral or security and direct the order or manner of sale thereof as Agent in its discretion may determine; (vii) release any person from any personal liability with respect to the Obligations or any part thereof; (viii) settle, release on terms satisfactory to Agent or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any Collateral or security therefor or guaranty thereof in any manner, consent to the transfer of any Collateral or security and bid and purchase at any sale; or (ix) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower, and any corresponding restructuring of the Obligations, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

       (b) Agent and Lenders may enforce this Agreement independently as to each Borrower and independently of any other remedy or security Agent at any time may have or hold in connection with the Obligations, and it shall not be necessary for Lender to marshal assets in favor of any Borrower or any guarantor or to proceed upon or against or exhaust any Collateral or security or remedy before proceeding to enforce this Agreement. Each Borrower expressly waives any fight to require Agent to marshal assets in favor of any Borrower or any guarantor of the Obligations or to proceed against any other Borrower, and agrees that Agent may proceed against Borrowers or any Collateral or any guarantor in such order as Lender shall determine in its sole an absolute discretion.

       (c) Agent may file a separate action or actions against any Borrower, whether such action is brought or prosecuted with respect to any security or against any guarantor of the Obligations, or whether any other person is joined in any such action or actions. Each Borrower agrees that Agent and each Borrower and any affiliate of any Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing enforceability of this Agreement. Each Borrower, as a joint and several Borrower hereunder, expressly waives the benefit of any statute of limitations affecting its joint and several liability hereunder (but not its primary liability) or the enforcement of the Obligations or any rights of Lender created or granted herein.

       (d) Agent's and Lenders' rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Agent or a Lender, all as though such amount had not been paid. The rights of Agent and Lenders created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any Collateral, other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any Borrower shall have any personal liability with respect thereto.

       (e) Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower with respect to the Obligations; (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations; (iii) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations); (iv) any failure of Lender to marshal assets in favor of any Borrower; (v) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Obligations of any Borrower or any security or guaranty therefor by operation of law or otherwise; (vi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation; (vii) any failure of Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Borrower; (viii) the avoidance of any lien or security interest in assets of any

Borrower in favor of Lender for any reason; or (ix) any action taken by Agent or any Lender that is authorized by this section or any other provision of any Loan Agreements. Until such time, if any, as all of the Obligations have been indefeasibly paid and performed in full and no portion of any commitment of Lenders to Borrowers under any Loan Agreement remains in effect, each Borrower's indebtedness, claims and rights of subrogation, contribution, reimbursement, or indemnity against the other Borrowers shall be fully and completely subordinated to the indefeasible repayment in full of the Obligations, and each Borrower expressly waives until such indefeasible payment any right to enforce any remedy that it now has or hereafter may have against any other Person and waives the benefit of, or any fight to participate in, any Collateral now or hereafter held by Agent.

       (f) To the fullest extent permitted by applicable law, each Borrower expressly waives and agrees not to assert, any and all defenses in its favor based upon an election of remedies by Agent or Lenders which destroys, diminishes, or affects such Borrower's subrogation rights against the other Borrowers, or against any guarantor, and/or (except as explicitly provided for herein) any rights to proceed against each other Borrower, or any other party liable to Lender, for reimbursement, contribution, indemnity, or otherwise.

       (g) Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy, or otherwise adversely affect rights which Borrowers otherwise may have against each other, Agent, Lenders, or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

       10.18 CONTRIBUTION AGREEMENT. As an inducement to Agent and Lenders to enter into the Loan Agreements and to make the loans and extend credit to the Borrowers, each Borrower agrees to indemnify and hold the other harmless from and each shall have a continuing right of contribution against the other Borrowers, if and to the extent that a Borrower makes or is caused to make disproportionate payments in excess of that Borrower's Proportionate Share (as defined herein) of the Obligations or contributions (from dispositions of its assets or otherwise) to the repayment and satisfaction of the Obligations. These indemnification and contribution obligations shall be unconditional and continuing obligations of the Borrowers and shall not be waived, rescinded, modified, limited or terminated in any way whatsoever without the prior written consent of Required Lenders, in their sole discretion. These indemnification and contribution obligations are subordinated to the prier indefeasible payment in full in cash of all Obligations. For purposes hereof, Proportionate Share shall mean the fraction determined for each Borrower where the numerator shall be the net worth of such Borrower on the Closing Date and the denominator shall be the Consolidated net worth of the Company and all Subsidiary Borrowers on such date, as determined in accordance with GAAP.

       10.19  GOVERNING LAW AND JURISDICTION.

       (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONSWEALTH OF MASSACHUSETTS (WITHOUT REGARD FOR CONFLICT OF LAW PRINCIPLES).

       (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR OF THE UNITED STATES FOR THE DISTRICT OF MASSACHUSETTS IN BOSTON, MASSACHUSETTS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, EACH SUBSIDIARY BORROWER, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, EACH SUBSIDIARY BORROWER, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY MASSACHUSETTS LAW.

       10.20 APPOINTMENT OF COMPANY AS AGENT FOR SERVICE OF PROCESS. EACH OF THE SUBSIDIARY BORROWERS APPOINTS THE COMPANY AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE SERVICE OF PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN AGREEMENT, AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING UPON THE COMPANY IN ANY MANNER PERMITTED BY MASSACHUSETTS LAW OR BY MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH SUBSIDIARY BORROWER'S CHIEF EXECUTIVE OFFICE ADDRESS SPECIFIED IN THE PLEDGE AND SECURITY AGREEMENT; AND AGREES THAT SUCH SERVICE (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (II) SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT.

       10.21 WAIVER OF JURY TRIAL. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY

OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, EACH SUBSIDIARY BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM
OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

       10.22 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Agreement shall be deemed to be an instrument under seal.




                  [remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Boston, Massachusetts by their proper and duly authorized officers as of the day and year first above written.

                                   PICTURETEL CORPORATION



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President and Chief Financial
                                            Officer
                                           -------------------------------------



                                   THE CHASE MANHATTAN BANK, as Agent



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Senior Vice President
                                           -------------------------------------



                                   THE CHASE MANHATTAN BANK, as a Lender



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Senior Vice President
                                           -------------------------------------



                                   CONGRESS FINANCIAL CORPORATION
                                   (NEW ENGLAND), as Documentation Agent



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President
                                           -------------------------------------



                                   CONGRESS FINANCIAL CORPORATION
                                   (NEW ENGLAND), as a Lender



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President
                                           -------------------------------------

                                   SUBSIDIARY BORROWERS:
                                   ---------------------

                                   PICTURETEL (SCHWIEZ) AG



                                   By: /s/
                                       -----------------------------------------

                                   Title:  Director
                                           -------------------------------------


                                   PICTURETEL SECURITIES CORPORATION


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President
                                           -------------------------------------


                                   PICTURETEL TECHNOLOGY CORPORATION


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Director
                                           -------------------------------------


                                   PICTURETEL UK LIMITED


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Director
                                           -------------------------------------


                                   STARLIGHT NETWORKS, INC.


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President
                                           -------------------------------------

                                   PICTURETEL AUSTRALIA PTY, LTD.


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Vice President
                                           -------------------------------------


                                   PICTURETEL COMPS, LTD. (JAPAN)


                                   By: /s/
                                       -----------------------------------------

                                   Title:  Director
                                           -------------------------------------


                                   PICTURETEL GMBH

                                   By: /s/
                                       -----------------------------------------

                                   Title:  Director
                                           -------------------------------------

                                  SCHEDULE 2.1

                        COMMITMENTS AND PRO RATA SHARES



Lender                                 Commitment          Pro Rata Share
------                                 ----------          --------------

The Chase Manhattan Bank               $10,000,000          28.57%

Congress Financial Corporation         $25,000,000          71.43%
(New England)


       TOTAL                           $35,000,000            100%















                                Schedule 10.2-1

                                  SCHEDULE 10.2

                   EUROCURRENCY AND DOMESTIC LENDING OFFICES,

                             ADDRESSES FOR NOTICES



       The Chase Manhattan Bank
       Loan and Agency Services
       One Chase Manhattan Plaza, 8th Floor
       New York, NY 10081

       Attention:    Jesus Sang
                     Telephone:  (212) 552-7916
                     Fax Number: ______________



with a copy to:

       The Chase Manhattan Bank
       c/o Chase New England Corporation
       85 Wells Avenue, Suite 200
       Newton, MA 02159

       Attention:    Roger Stone
                     Telephone:  (617) 928-3059
                     Fax Number: (617) 928-3057

       Congress Financial Corporation
        (New England)
       One Post Office Square
       Boston, MA 02109

       Attention:    Marc Swartz
                     Senior Vice President
                     Telephone:  617-338-1998
                     Fax Number: 617-338-1497


       AGENT'S PAYMENT OFFICE:
       -----------------------

       The Chase Manhattan Bank
       Loan and Agency Services
       One Chase Manhattan Plaza, 8th Floor
       New York, NY 10081




                                  Exhibit A-1

       Attention:    Jesus Sang
                     Telephone:  (212) 552-7916
                     Fax Number: ______________


       LENDERS' DOMESTIC AND EUROCURRENCY LENDING OFFICE:
       ----------------------------------------------------

       The Chase Manhattan Bank
       Loan and Agency Services
       One Chase Manhattan Plaza, 8th Floor
       New York, NY 10081

       Attention:    Jesus Sang
                     Telephone:  (212) 552-7926
                     Fax Number: ______________

       Congress Financial Corporation
        (New England)
       One Post Office Square
       Boston, MA 02109

       Attention:    Marc Swartz
                     Senior Vice President
                     Telephone:  617-338-1998
                     Fax Number: 617-338-1497





                                  Exhibit A-2

                                   EXHIBIT A

                              NOTICE OF BORROWING


                                                       Date: _____________, 1999



To: The Chase Manhattan Bank as Agent for the Lenders parties to the Credit Agreement dated as of June 15, 1999 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among PictureTel Corporation, certain Subsidiaries which are signatories thereto, certain Lenders which are signatories thereto and The Chase Manhattan Bank, as Agent



       Ladies and Gentlemen:

       The undersigned, PictureTel Corporation (the "COMPANY"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing specified below:

       1.     The Business Day of the proposed Borrowing is ____________, 19__.

       2.     The aggregate amount of the proposed Borrowing is $___________.

       3. The Borrowing is to be comprised of $__________ of [Base Rate] [Eurocurrency] Loans.

       4. The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be ___ months.

       5. The Eurocurrency Loan is to be denominated in [Dollars] [Specify Alternate Currency].

       The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

              (a) the representations and warranties of the Company and Subsidiary Borrowers contained in Section 5 of the Credit Agreement are true and correct as though


                                  Exhibit A-1
       made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

              (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing;

              (c) the proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans PLUS the aggregate amount of all outstanding LC Obligations to exceed the combined Commitments of the Lenders; and

              (d) the Company has on deposit with the Agent Cash Collateral with a market value of 105% of the proposed Borrowing plus all then outstanding Revolving Loans and Outstanding LC Obligations.


                                   PICTURETEL CORPORATION


                                   By:    ______________________________________


                                   Title: ______________________________________





                                  Exhibit A-2

                                    EXHIBIT B

                       NOTICE OF CONVERSION/CONTINUATION



                                                      Date: ______________, 1999




To: The Chase Manhattan Bank, as Agent for the Lenders parties to the Credit Agreement dated as of June 15, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among PictureTel Corporation, certain Lenders which are signatories thereto and The Chase Manhattan Bank, as Agent

       Ladies and Gentlemen:

       The undersigned, PictureTel Corporation (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

       1.     The Conversion/Continuation Date is ___________, 19__.

       2.     The aggregate amount of the Loans to be [converted] [continued] is
              $       .

       3. The Loans are to be [converted into] [continued as] [Eurocurrency Rate] [Base Rate] Loans.

       4. [If applicable:] The duration of the Interest Period for the Eurocurrency Loans included in the [conversion] [continuation] shall be __ months.

       5. [If applicable:] The Eurocurrency Loan is to be denominated in [Dollars][Specify Alternate Currency].

       [IF BRINGDOWN OCCURS ON CONVERSION/CONTINUATION DATE:] [The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

              (a) the representations and warranties of the Company contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date



                                  Exhibit B-1

       (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

              (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation];

              (c) the proposed [conversion][continuation] will not cause the aggregate principal amount of all outstanding [Revolving] Loans PLUS the aggregate principal amount of all outstanding LC Obligations to exceed the combined Commitments of the Lenders;

              (d) the Company has on deposit with the Agent Cash Collateral with a market value of 105% of the proposed Borrowing plus all then outstanding Revolving Loans and Outstanding LC Obligations.


                                   PICTURETEL CORPORATION


                                   By:    ______________________________________


                                   Title: ______________________________________



                                  Exhibit B-2

                                    EXHIBIT C

                             PICTURETEL CORPORATION

                             COMPLIANCE CERTIFICATE




                                      Financial Statement Date: __________, 1999



       Reference is made to that certain Credit Agreement dated as of June 15, 1999 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among PictureTel Corporation, a Delaware corporation (the "COMPANY"), the several financial institutions from time to time parties to this Credit Agreement (the "LENDERS") and The Chase Manhattan Bank, as agent for the Lenders (in such capacity, the "AGENT"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

       The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the _____________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lenders and the Agent on the behalf of the Company and its consolidated Subsidiaries, and that:

        [Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [6.Hl (a)] of the Credit Agreement.]

              1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of the fiscal year ended _____________, 199__ and (b) the related consolidated statements of earnings and retained earnings and-cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, [reported on without a "GOING CONCERN" or like qualification or exception, or qualification arising out of the scope of the audit] and accompanied by the opinion ________________ of or another nationally-recognized certified independent public accounting firm (the "INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements are complete and correct and have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries for the periods indicated and on a basis consistent with prior periods.

              or



                                  Exhibit C-1

        [Use the following, paragraph this Certificate is delivered in connection with the financial statements required by subsection [6.1(b)] of the Credit Agreement.]

                1. Attached as SCHEDULE 1 hereto are (a) a true and correct copy of the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the fiscal quarter ended ___________, 199__, and (b) the related unaudited consolidated statements of earnings and retained earnings, and cash flows for the period commencing on the first day and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year, and certified by a Responsible Officer that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Company and its consolidated Subsidiaries.

                2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

                3. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

                4. The following financial covenant analyses and information set forth on SCHEDULE 2 attached hereto are true and accurate on and as of the date of this Certificate.



       IN WITNESS WHEREOF, the undersigned has executed this Certificate as ____________,199_.


                                   PICTURETEL CORPORATION


                                   By: _________________________________________


                                   Title: ______________________________________




                                  Exhibit C-2

                                  Schedule 2 to

                             Compliance Certificate

                          Financial Covenant Compliance

       (All calculations hereunder shall be made in accordance with the Section that is referenced and in the defined terms in the Credit Agreement, notwithstanding the abbreviated references made herein).


              Section 7.16(a)
                              Maximum Loss           $
                              --------------------------------------------------

                              Compliance: Yes/No

              Section 7.16(b) Minimum Cash Equivalents and Marketable Securities

                                                     $.
              ------------------------------------------------------------------

                              Compliance: Yes/No

                              Leverage Ratio Determination

              SECTION 1.1 Leverage Ratio

                              Consolidated Funded Debt: $___________
                              Consolidated EBITDA: $________________
                              Actual Ratio: __________ to 1.00



                                  Exhibit C-3

                                          June__,1999


The Chase Manhattan Bank
One Chase Manhattan Plaza
New York, New York 1008I

Congress Financial Corporation
(New England)
One Post Office Square
Boston, MA 02109

         Re: PictureTel Corporation and PictureTel Securities Corporation
             ------------------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel for PictureTel Corporation, a Delaware corporation (the "Company") and PictureTel Securities Corporation, a < > corporation (collectively with the Company, the "Borrowers") in connection with the negotiation, execution and delivery of the following agreements (collectively, the "Loan Agreements") among the Borrowers and certain subsidiaries of the Company, each of you (collectively, the "Lenders") and The Chase Manhattan Bank, as agent for the Lenders:

        1.  Credit Agreement;

        2.   Revolving Credit Promissory Notes;

        3.   Pledge and Security Agreements;

        4.   Guaranty Agreements;

        5.   UCC-1 Financing Statements;

        6.   Control Agreement; and

        7.   Post-Closing Matters Letter Agreement.

        We have examined executed counterparts of each Loan Agreement and other related documents and originals, or copies, the authenticity of which has been established to our satisfaction, of such other documents, corporate records, agreements and instruments and certificates of public officials and officers of each Borrower (attached hereto) as we have deemed necessary and relevant as the basis for the opinions herein expressed. As to the questions of fact material to such opinions, we have when relevant facts were not independently established, relied upon certificates of officers of each Borrower. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

        In conducting our examinations, we have assumed the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. For the purposes of this opinion, we are assuming that each party to the Loan Agreements other than the Borrowers have taken all necessary corporate and other action to enter into the Loan Agreements and to effect the transactions contemplated thereby.

       Members of our firm are admitted to the bar in the Commonwealth of Massachusetts and we express no opinion as to the laws of any other jurisdiction except the laws of the United States of America, the General Corporation Law of the State of Delaware and [list corporate statutes of states where various Subsidiaries are incorporated]

       Based upon the foregoing and having regard for such legal considerations as we deem relevant, it is our opinion that:

       1. Each Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower is duly authorized to do business and is in good standing under the laws of the states set forth on Exhibit A hereto and in all other states in which the failure to so qualify would have a Material Adverse Effect.

       2. Each Borrower has full corporate power and authority to own its assets and to carry on its business as presently conducted.

       3. Each Borrower has full corporate power to execute, deliver and carry-out the Loan Agreements to which it is a party, and has taken or caused to be taken all necessary corporate action (including, without limitation, the obtaining of any consent of stockholders required by law or by their respective charters or by-laws thereof) to authorize the execution, delivery and performance of its obligations under the Loan Agreements.

       4. Each of the Loan Agreements to which a Borrower is a party has been duly executed and delivered by such Borrower, as the case may be, and constitutes the legal, valid and binding obligation of the Borrower, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to the availability of equitable remedies.

       5. The execution and delivery of the Loan Agreements, and the performance by the Borrowers of their obligations thereunder, will not conflict with or result in any breach or contravention of, or require any consent or waiver (other than any consents or waivers that have been obtained), or result in the creation of any Lien upon the assets of any Borrower under (i) any provision of applicable law or regulations, as in effect on the date hereof, (ii) any judgment, decree or order of any Governmental Authority by which any Borrower is bound, or (iii) any provision of the respective charters and by-laws of each, as the case may be.

       6. No Borrower is in default under or with respect to, (i) any Contractual Obligation to which it is a party or to which each Borrower is bound, (ii) any judgment, decree or order of any Governmental Authority which violation or default would have a Material Adverse Effect on the respective condition (financial or otherwise), business, property, assets or liabilities of each Borrower, or (iii) any provision of the respective charters and by-laws of each, as the case may be.

       7. There are no actions, suits, proceedings, claims or disputes pending or, to the best of our knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrowers which, if adversely determined, could, in any single case or in the aggregate, have a Material Adverse Effect on the respective properties, prospects, financial condition or businesses of the Borrowers, or the ability of any of them to perform their respective Obligations under the Loan Agreements, or impair the rights of the Borrowers, to carry on their respective businesses substantially as now conducted or as contemplated to be conducted pursuant to the terms of the Loan Agreements. There is no such action, suit, proceeding, claim or dispute pending or, to the best knowledge of the Borrowers, threatened against the Borrowers, which places or may place in question the validity or enforceability of any of the Loan Agreements or the corporate existence of the Borrowers.

       8. No Governmental Authorization is necessary for the execution, delivery or performance by each Borrower of the Loan Agreements to which it is a party or for the validity or enforceability thereof, except for the filings and recordings of the UCC-1 Financing Statements pursuant to the Loan Agreements.

       9. The execution, delivery and performance of the Pledge and Security Agreement by the Pledgor will not violate any of the provisions of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

       10. The Control Agreement, upon the transfer of the Investment Property referred to therein to you, creates in the Agent a valid, enforceable and perfected security interest in the Investment Property held in the Securities Account referred to therein (to the extent that by taking control of such Investment Property the Agent is perfected in such Investment Property under the
UCC) as collateral security for the payment of the Obligations.

       11. The Loan Agreements, upon the filing of the UCC-1 Financing Statements at the offices listed in Exhibit A hereto, create in the Agent a valid, enforceable and perfected security interest in all Collateral (to the extent that by filing UCC-1 Financing Statements the Agent is perfected in such Collateral under the UCC) as collateral security for the payment of the Obligations.

       12. No Borrower is an "Investment Company" within the meaning of the Investment Company Act of 1940.

       13. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

        This opinion is rendered to you for your benefit in connection with the transactions contemplated by the Loan Agreements and may not be relied upon by any other person, except any participant or assignee of yours, without our prior written consent.


                                   Very truly yours,




                                   By: __________________________________

                                    EXHIBIT E

                 [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT





       This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "ASSIGNMENT AND ACCEPTANCE") dated as of __________,1999 is made between _____________________
(the "ASSIGNOR") and ___________________ (the "ASSIGNEE").



                                    RECITALS

                 WHEREAS, the Assignor is party to that certain

       Credit Agreement dated as of June 15, 1999 (as amended, amended and restated, modified, supplemented or renewed, the "CREDIT AGREEMENT") among PictureTel Corporation, a Delaware corporation (the "COMPANY"), the several financial institutions from time to time party thereto (including the Assignor, the "LENDERS"), and The Chase Manhattan Bank, as agent for the Lenders (the "AGENT"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

       WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "COMMITTED LOANS") to the Company in an aggregate mount not to exceed $____________ (the "COMMITMENT");

       WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $_____________ to the Company] [no Committed Loans are outstanding under the Credit Agreement];

       WHEREAS, [the Assignor has acquired a participation in the Issuing Lender's liability under Letters of Credit in an aggregate principal amount of $____________ (the "LC OBLIGATIONS")] [no Letters of Credit are outstanding under the Credit Agreement]; and

       WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] fights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans and LC Obligations,] in an amount equal to $____________ (the "ASSIGNED AMOUNT") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;





                                  Exhibit E-1

       NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

       1.      ASSIGNMENT AND ACCEPTANCE.

               (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "ASSIGNEE'S PERCENTAGE SHARE") of (A) the Commitment [and the Committed Loans and the LC Obligations] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

               (b) With effect on and after the Effective Date (as defined in Section 5 hereof'), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an mount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

               (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $_______.

               (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $_______.

       2.      PAYMENTS.

               (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing the Assignee's Pro Rata Share of the principal amount of all Committed Loans.

               (b) The Assignee further agrees to pay to the Agent a processing fee in the amount specified in Section 10.8(a) of the Credit Agreement.

       3.      REALLOCATION OF PAYMENTS.





                                  Exhibit E-2

        Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment [,] [and] Committed Loans [and LC Obligations] shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

       4.      INDEPENDENT CREDIT DECISION.

       The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

       5.      EFFECTIVE DATE; NOTICES.

               (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be ____________, 1999 (the "EFFECTIVE DATE")} PROVIDED that the following conditions precedent have been satisfied on or before the Effective Date:

                     (i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

                     (ii) the consent of the Company and the Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.8 of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                     (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

                     (iv) the Assignee shall have complied with Section 10.8 of the Credit Agreement (if applicable);

                     (v) the processing fee referred to in Section 2(b) hereof and in Section 10.8(a) of the Credit Agreement shall have been paid to the Agent; and

                     (vi) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).



                                  Exhibit E-3

               (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Company and the Agent for acknowledgment by the Agent, a Notice of Assignment substantially in the form attached hereto as SCHEDULE 1.

       6.      AGENT.

               (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Lenders pursuant to the terms of the Credit Agreement.

               [(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.] [INCLUDE ONLY IF ASSIGNOR IS AGENT]

       7.      WITHHOLDING TAX.

       The Assignee (a) represents and warrants to the Lender, the Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Lender with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Company prior to the time that the Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

       8.      REPRESENTATIONS AND WARRANTIES.

               (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to




                                  Exhibit E-4
enforcement, to Bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

                (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

                (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to Bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

       9.      FURTHER ASSURANCES.

        The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

       10.     MISCELLANEOUS.

               (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

               (b) All payments made hereunder shall be made without any set-off or counterclaim.



                                  Exhibit E-5

               (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

               (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the sane instrument.

               (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Boston, Massachusetts over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

               (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).




                                  Exhibit E-6

       IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                   [ASSIGNOR]



                                   By: _________________________________________

                                       Title: __________________________________

                                   By: _________________________________________

                                       Title: __________________________________

                                       Address: ________________________________


                                   [ASSIGNEE]



                                   By: _________________________________________

                                       Title: __________________________________

                                   By: _________________________________________

                                       Title: __________________________________

                                       Address: ________________________________




                                  Exhibit E-7

                                   SCHEDULE 1

                      NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                              _____________,1999

The Chase Manhattan Bank
Loan and Agency Services
One Chase Manhattan Services, 8th Floor
New York, NY 10081
PictureTel Corporation
100 Minuteman Road, M/S 720
Andover, MA 01810

       Ladies and Gentlemen:

       We refer to the Credit Agreement dated as of June 15, 1999 (as amended, amended and restated, modified, supplemented or renewed from time to time the "CREDIT AGREEMENT") among PictureTel Corporation (the "COMPANY,"), the Lenders referred to therein and Fleet Capital Corporation, as agent for the Lenders (the "AGENT"). Terms defined in the Credit Agreement are used herein as therein defined.

       1. We hereby give you notice of, and request your consent to, the assignment by ______________ (the "ASSIGNOR") to ______________ (the "ASSIGNEE") of ______% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the fight, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Loans made by the Assignor [and the Assignor's participation in the Letters of Credit]) pursuant to the Assignment and Acceptance Agreement attached hereto (the "ASSIGNMENT AND ACCEPTANCE"). Before giving effect to such assignment the Assignor's Commitment is $_____________[,] [and] the aggregate amount of its outstanding Loans is $_______________[, and its participation in LC Obligations is $__________ ].

       2. The Assignee agrees that, upon receiving the consent of the Agent and, if applicable, PictureTel Corporation to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Credit Agreement.

       3. The following administrative details apply to the Assignee:





                                  Schedule 1-1

(A)                                Notice Address:


       Assignee name:                     ______________________________________

       Address:                           ______________________________________

                                          ______________________________________

       ATTENTION:                         ______________________________________

       Telephone:                         (___) ________________________________

       Telecopier:                        (___) ________________________________

       Telex (Answerback):                ______________________________________



(B)                                Payment Instructions:

       Account No.:                       ______________________________________

       At:                                ______________________________________

                                          ______________________________________

                                          ______________________________________

       Reference:                         ______________________________________

       Attention:                         ______________________________________



       4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.




                                  Schedule 1-2

       IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                   [NAME OF ASSIGNOR]

                                   By:    ______________________________________

                                   Title: ______________________________________



                                   By:    ______________________________________

                                   Title: ______________________________________


                                  [NAME OF ASSIGNEE]



                                   By:    ______________________________________

                                   Title: ______________________________________



                                   By:    ______________________________________

                                   Title: ______________________________________



                            ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

                                   PICTURETEL CORPORATION


                                   By:    ______________________________________

                                   Title: ______________________________________



                                   By:    ______________________________________

                                   Title: ______________________________________




                                  Schedule 1-3

                            THE CHASE MANHATTAN BANK, as Agent


                                   By:    ______________________________________

                                   Title: ______________________________________







                                  Schedule 1-4

                                    EXHIBIT F

                    [FORM OF] REVOLVING LOAN PROMISSORY NOTE

$_________________                                          _______________,1999


       FOR VALUE RECEIVED, the undersigned, PictureTel Corporation, a Delaware corporation (the "COMPANY") and each of the undersigned Subsidiary Borrowers, hereby promise jointly and severally to pay to the order of Congress Financial Corporation (New England) (the "LENDER") the principal sum of TWENTY FIVE MILLION Dollars ($25,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Company pursuant to the Credit Agreement, dated as of ______________, 1999 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "CREDIT AGREEMENT"), among the Company, the Lender, the other Lenders parties thereto, and The Chase Manhattan Bank, as Agent for the Lenders, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

       The Lender is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement and this Revolving Loan Promissory Note (the "NOTE").

       This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

       Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such State. This Note shall be deemed to be an instrument under seal.







                                  Exhibit G-1

       WITNESS:                    PICTURETEL CORPORATION


       ________________________    By: __________________________________

                                   Title: _______________________________


       WITNESS:                    SUBSIDIARY BORROWERS:

                                   PICTURETEL (SCHWIEZ) AG


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL SECURITIES CORPORATION


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL TECHNOLOGY CORPORATION


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL UK LIMITED


       ________________________    By: __________________________________

                                   Title: _______________________________




                                  Exhibit G-2

                                   STARLIGHT NETWORKS, INC.


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL AUSTRALIA PTY, LTD.


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL COMPANY, LTD. (JAPAN)


       ________________________    By: __________________________________

                                   Title: _______________________________


                                   PICTURETEL GMBH


       ________________________    By: __________________________________

                                   Title: _______________________________





                                  Exhibit G-3